Exhibit 2.1*

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

LSF12 HELIX PARENT, LLC,

LSF12 HELIX MERGER SUB, INC.

and

HILLENBRAND, INC.

Dated as of October 14, 2025

*

The copy of the Agreement and Plan of Merger in this Exhibit 2.1 (the “Merger Agreement”) has been included to provide investors with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about Hillenbrand, Inc. (“Hillenbrand”), LSF12 Helix Parent, LLC (“Parent”), LSF12 Helix Merger Sub, Inc. or their respective affiliates. The representations, warranties and covenants of Hillenbrand contained in the Merger Agreement have been made only for purposes of the Merger Agreement as of specified dates and (except as expressly set forth in the Merger Agreement) solely for the benefit of the parties to the Merger Agreement; may be subject to qualifications and limitations agreed upon by such parties, including being qualified by information contained in reports filed by Hillenbrand with the U.S. Securities and Exchange Commission (the “SEC”) and by confidential disclosures delivered by Hillenbrand to Parent in connection with the Merger Agreement; were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or reports and other documents filed with the SEC. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Hillenbrand or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Hillenbrand’s public disclosures.

i

Section 9.12	Certificates	103
Section 9.13	WAIVER OF JURY TRIAL	103
Section 9.14	Non-Recourse	103
Section 9.15	Financing Sources	103

EXHIBITS

Exhibit A	Form of Articles of Incorporation of the Surviving Corporation
Exhibit B	Form of By-laws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 14, 2025 (this “Agreement”), is made by and among LSF12 Helix Parent, LLC, a Delaware limited liability company (“Parent”), LSF12 Helix Merger Sub, Inc., an Indiana corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Hillenbrand, Inc., an Indiana corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) adopted this Agreement and declared advisable the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, (iii) directed that this Agreement be submitted to such shareholders for their approval and (iv) resolved, subject to the terms and conditions of this Agreement, to recommend that such shareholders approve this Agreement;

WHEREAS, the sole member of Parent has approved this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has (i) adopted this Agreement and declared advisable the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent (as Merger Sub’s sole shareholder) and (iii) resolved to recommend that Parent (as Merger Sub’s sole shareholder) approve this Agreement;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (i) Parent and Merger Sub have delivered to the Company the limited guarantee (the “Guaranty”) executed by the Guarantor, dated as of the date of this Agreement, pursuant to which the Guarantor has guaranteed certain obligations of Parent and Merger Sub (including the payment of the full amount of the Reverse Termination Fee) and (ii) Parent and Guarantor have executed and delivered the Equity Commitment Letter, dated as of the date of this Agreement, of which the Company is a third-party beneficiary;

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.1, each issued and outstanding share of common stock, without par value, of the Company (the “Company Common Stock”) immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration; and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“6.12 Indemnitees” shall have the meaning set forth in Section 6.12(b).

“6.6(e) Notice” shall have the meaning set forth in Section 6.6(e).

“6.6(e) Notice Period” shall have the meaning set forth in Section 6.6(e).

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing confidentiality terms no less favorable to the Company in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) need not contain a “standstill” or other prohibition on making, pursing, negotiating, implementing, financing or consummating any Acquisition Proposal and (b) shall not otherwise prohibit compliance by the Company with any of the provisions set forth in Section 6.6.

“Acceptable MNPI” shall have the meaning set forth in Section 6.12(c).

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any proposal or offer from a Third Party relating to (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries pursuant to which a Third Party, or the shareholders of a Third Party, would hold (directly or indirectly) securities representing more than twenty percent (20%) of the total equity securities of the Company (by vote or economic interest) or more than twenty percent (20%) of the total equity securities of the surviving or resulting entity of such transaction, after giving effect to the consummation of such transaction, (B) the direct or indirect acquisition (whether by purchase, license, investment, joint venture or otherwise) by a Third Party of more than twenty percent (20%) of the consolidated assets, net revenue or net income of the Company and its Subsidiaries, taken as a whole (as determined in good faith by the Company Board) or (C) the acquisition in any manner, directly or indirectly, by a Third Party of equity securities of the Company that, after giving effect to the consummation of such purchase or other acquisition, would result in such Third Party beneficially owning more than twenty percent (20%) of the total outstanding equity securities of the Company (by vote or economic interest).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, notwithstanding anything to the contrary in this Agreement, except as otherwise expressly contemplated herein, (a) to the extent any covenant or agreement herein would be applicable to any Company Minority Interest Business, the Company shall only be required to use commercially reasonable efforts to cause such Company Minority Interest Business to comply with such covenant or agreement, and subject in each case to the terms of any organizational documents or shareholder or other similar Contracts of such Company Minority Interest Business and (b) no covenant or agreement set forth in this Agreement shall be binding upon any direct or indirect portfolio companies of the Guarantor or its Affiliates (other than Parent and Merger Sub).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.6(c).

“Alternative Financing” shall have the meaning set forth in Section 6.11(c).

“Anti-Corruption Laws” shall mean applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any employee or agent of any Governmental Authority, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all applicable national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Takeover Laws” shall have the meaning set forth in Section 6.19.

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b).

“Articles of Merger” shall mean articles of merger relating to the Merger.

“BEPS” shall have the meaning set forth in the definition of “Tax” in this Section 1.1.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which (a) all banking institutions in New York, New York are authorized or obligated by Law or executive order to close or (b) solely for purposes of determining the Merger Closing Date, the office of the Secretary of State is authorized or obligated by Law or executive order to close.

“By-laws” shall have the meaning set forth in Section 4.1.

“Certificates” shall have the meaning set forth in Section 3.1(b).

“CFIUS” shall mean the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as such.

“CFIUS Approval” shall mean, following the filing with CFIUS of a CFIUS Notice, CFIUS has issued a written notification to the parties hereto that (a) CFIUS has concluded that none of the transactions contemplated hereby is a “covered transaction” subject to review under the DPA, (b) CFIUS has completed its review (or, if applicable, any investigation) under the DPA of the transactions contemplated hereby in response to the CFIUS Notice, determined that there are no unresolved national security concerns with respect to the transactions contemplated hereby, and advised that all action under the DPA has concluded with respect to the transactions contemplated hereby or (c) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the CFIUS Notice and the President has either (i) announced a decision not to take any action to suspend, prohibit, or place any limitations on any of the transactions contemplated hereby or (ii) the period under the DPA during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired.

“CFIUS Notice” shall have the meaning set forth in Section 6.20(a).

“CFIUS Turndown” shall have the meaning set forth in Section 6.20(c).

“Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

“Charter” shall have the meaning set forth in Section 4.1.

“Clean Team Agreement” shall mean the Clean Team Confidentiality Agreement, dated August 18, 2025, between LSF Investments, LLC and the Company.

“Code” shall mean the Internal Revenue Code of 1986.

“Collection Costs” shall have the meaning set forth in Section 8.3(e).

“Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject thereto), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject thereto), and each other plan, program, agreement, arrangement or policy relating to equity-based compensation, incentive compensation, deferred compensation, employment, consulting, severance, retention, change in control, retirement, fringe benefits or other benefits or compensation, in each case that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries, including for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation, other than any plan, arrangement or policy maintained by a Governmental Authority to which contributions are mandated by applicable Law.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Equity Award” shall mean any Company Option, Company Restricted Stock Unit or Company Performance-Based Restricted Stock Unit issued and outstanding, or authorized to be issued, pursuant to a Company Plan.

“Company Indenture” shall mean the Indenture, dated as of July 9, 2010, between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 7, dated as of March 3, 2021, by and among the Company, the subsidiary guarantors party thereto and the Trustee, as further supplemented by Supplemental Indenture No. 10, dated as of December 21, 2023, by and among the Company, the subsidiary guarantors party thereto and the Trustee, and as further supplemented by Supplemental Indenture No. 11, dated as of February 14, 2024, by and among the Company, the subsidiary guarantors party thereto and the Trustee and as may be further amended and supplemented from time to time.

“Company IP” shall have the meaning set forth in Section 4.15(a).

“Company IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries, or licensed or leased to or used by the Company or any of its Subsidiaries (excluding any public networks).

“Company Material Adverse Effect” shall mean any change, effect, development, event, occurrence or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments, events, occurrences or circumstances relating to or resulting from, directly or indirectly, the following shall be excluded from the determination of Company Material Adverse Effect (other than in the case of the following clauses (i), (ii), (iii), and (iv), to the extent that such change, effect, development, event, occurrence or circumstance is disproportionately adverse to the Company and its Subsidiaries taken as a whole relative to other companies of similar size operating in the industries or markets in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse impact or impacts of such change, effect, development, event, occurrence or circumstance may be taken into account in determining whether a Company Material Adverse Effect has occurred): (i) any change, effect, development, event, occurrence or circumstance generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any announcement, adoption, implementation, repeal, modification or amendment of any Law or GAAP (or changes in official interpretations of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory, geopolitical or political conditions or the financial, credit or securities markets in general (including in interest or exchange rates, tariffs or trade wars, stock, bond or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, epidemics, pandemics, plagues or other outbreaks of illness or disease or public health events (including COVID-19), terrorism, armed hostilities, sabotage, war, cyberattack or incident, cyberterrorism, government shutdowns or any escalation or worsening thereof; (v) the negotiation, execution, announcement, performance (except, in each case, with respect to the Company’s obligations (subject to the limitations therein) under clause (x) of Section 6.1), consummation or existence of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators, and any suit, action or proceeding arising therefrom or in connection therewith) (it being understood, in each case, that this clause (v) shall not apply to any representation or warranty in Section 4.4 to the extent the purpose of such representation or warranty is to address consequences resulting from the execution, delivery or performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement); (vi) any action taken as expressly required by this Agreement or any action taken at the written direction of Parent or Merger Sub and any action taken in accordance with the terms of Section 6.4 (except, in each case, with respect to the Company’s obligations (subject to the limitations therein) under clause (x) of Section 6.1); (vii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, forecasts or financial projections of its revenues, earnings or other financial performance (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect, development, event, occurrence or circumstance underlying such failure which is not otherwise excluded from the definition of “Company Material Adverse Effect” has resulted in, or contributed to, a Company Material Adverse Effect); (viii) any Proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement; or (ix) changes, effects, developments, events, occurrences or circumstances to the extent arising from or relating to the identity of the Guarantor, Parent or Merger Sub.

“Company Material Contract” shall have the meaning set forth in Section 4.17.

“Company Minority Interest Business” shall have the meaning set forth in Section 4.2(c).

“Company Notes” shall mean the Company’s outstanding 6.2500% Senior Notes due 2029 and 3.7500% Senior Notes due 2031.

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to any Company Plan.

“Company Performance-Based Restricted Stock Unit” shall mean each restricted stock unit granted pursuant to the Company Plans that is subject to both time-based and performance-based vesting conditions.

“Company Permits” shall have the meaning set forth in Section 4.5.

“Company Plans” shall mean any of (i) the Amended and Restated Hillenbrand, Inc. Stock Incentive Plan, (ii) the Hillenbrand, Inc. Executive Matching Shares Program, (iii) the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan or (iv) the Hillenbrand, Inc. Executive Deferred Compensation Program.

“Company Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(d)(ii).

“Company Restricted Stock Unit” shall mean (i) each restricted stock unit granted pursuant to the Company Plans that is subject solely to time-based vesting conditions and (ii) each vested deferred share granted or deemed purchased pursuant to the Company Plans.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Software” means any software (including source code, APIs, and data or documentation used in connection therewith) owned or purported to be owned by the Company or any of its Subsidiaries.

“Compliant” means, with respect to the Required Financial Information, that (a) the Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading in light of the circumstances in which it was made available (provided that any supplemental disclosure that would typically be included in a customary pricing supplement (and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering) shall not be construed to be a material misstatement or omission), (b) the Required Financial Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a public offering of non-convertible debt securities registered on Form S-1 under the Securities Act that would be applicable to the Required Financial Information (other than such provisions (A) with which compliance is not customary in an offering of high-yield non-convertible debt securities under Rule 144A promulgated under the Securities Act and (B) applicable to any Excluded Information) and (c) the financial statements and other financial information included in the Required Financial Information would not be deemed stale for offerings and private placements of high-yield non-convertible debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent auditor to issue a customary “comfort” letter to the Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurance and change period comfort, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter, subject to the independent auditor’s completion of customary procedures (it being understood that such issuance of the comfort letter and a bringdown thereof shall not occur until the “pricing” and the “closing” of such offering of debt securities, respectively)).

“Confidentiality Agreement” shall mean the confidentiality agreement dated July 16, 2025 between LSF Investments, LLC and the Company.

“Contract” shall mean any contract, agreement, commitment, franchise, indenture, lease, purchase order or license, whether or not in writing.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Credit Facility” shall mean the Fifth Amended and Restated Credit Agreement, dated as of July 9, 2025 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Facility Agreement”), by and among the Company, the Subsidiaries of the Company party thereto from time to time, the Credit Facility Lenders and the Credit Facility Agent and all Loan Documents (as defined in the Credit Facility Agreement) related thereto.

“Credit Facility Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Facility Agreement.

“Credit Facility Agreement” shall have the meaning set forth in the definition of “Credit Facility” in this Section 1.1.

“Credit Facility Lenders” shall mean the lenders from time to time parties to the Credit Facility Agreement.

“Current Insurance” shall have the meaning set forth in Section 6.7(c).

“Damages” shall have the meaning set forth in Section 8.2.

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Debt Financing” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Disclosed Conditions” shall have the meaning set forth in Section 5.7(e).

“DPA” means the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and its implementing regulations located at 31 C.F.R. Parts 800, 802.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” shall have the meaning set forth in Section 4.25.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or written notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, property damages, and personal injuries) arising out of, based on or resulting from (i) the Release of any Hazardous Substance at any location, (ii) exposure to any Hazardous Substance or (iii) any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, Release, or threatened Release of Hazardous Substances, or relating to the manufacture, use, treatment, storage, transport or handling of Hazardous Substances and all Laws regarding recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“Environmental Permits” shall mean any permit, license, approval or other authorization under any Environmental Laws.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person that is or at any relevant time has been or would be under common control or otherwise treated as a single employer with the Company or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code.

“Ex-Im Laws” shall mean all applicable U.S. Laws governing export, reexport, transfer, and import controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administrated by U.S. Customs and Border Protection, the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Information” means (a) (i) financial statements of the Company or any of its Subsidiaries, other than the financial statements included in the Required Financial Information, (ii) information required by Rule 3-03(e), 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X or Item 302 of Regulation S-K, and (iii) any information not reasonably available to the Company under its current reporting systems or consistently maintained in the ordinary course of its business, (b) information to the extent that the provision thereof would (i) violate applicable Law or any obligation of confidentiality binding upon the Company or any of its Subsidiaries or (ii) waive any privilege that may be asserted by the Company or any of its Subsidiaries, (c) any description of all or any portion of the Financing, any “description of notes” or “description of other indebtedness,” (d) any information customarily provided by the Financing Sources, any financing source, any party to the Debt Commitment Letters or their respective counsel, including information that would customarily be provided by an underwriter or initial purchaser in a customary offering memorandum for private placements of high-yield non-convertible debt securities under Rule 144A promulgated under the Securities Act, (e) risk factors (other than risk factors relating to the business and operations of the Company or any of its Subsidiaries) or other forward-looking statements relating solely to the Financing or any component thereof, including any such description to be included in liquidity and capital resources disclosure, (f) information regarding affiliate transactions that may exist following consummation of the Merger or the other transactions contemplated by this Agreement (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (g) information regarding any post-Merger Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments, pro forma financial statements or other pro forma information, projections or prospective information (but not information reasonably requested by Parent to prepare such pro forma financials), (h) any financial information with respect to the Company and its Subsidiaries on a non-consolidated basis or any stand-alone financial statements for any Subsidiaries of the Company, other than to the extent prepared in the ordinary course of business, (i) any new performance metrics of the Company or financial information that is not reasonably available and obtained without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries or historically prepared or maintained in the ordinary course of business, (j) any preliminary results or “flash numbers,” to the extent not previously publicly disclosed in the ordinary course of business, (k) any information concerning or involving only Persons other than the Company and its Subsidiaries, (l) Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K, and (m) the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A including Item 404 of Regulation S-K.

“Executive Matching Shares Program” shall have the meaning set forth in Section 3.3(d).

“Existing Letters of Credit” shall mean any letter of credit, bank guarantee, indemnity, surety or other such instrument issued under the Facility Agreements, including for the avoidance of doubt, all such instruments that remain outstanding as of the Merger Closing Date. As of the date hereof, Section 1.1(c) of the Company Disclosure Letter (the “L/C Schedule”) includes a true, correct and complete list of all such letters of credit, bank guarantees, indemnities, sureties or other such instruments, including the applicable issuer, applicant, description of collateral (if any), maturity date, beneficiary, purpose, dollar amount and currency.

“Facilities” shall mean the Credit Facility and the Syndicated L/G Facility.

“Facility Agents” shall mean the Credit Facility Agent and the Syndicated L/G Facility Agent.

“Facility Agreements” shall mean the Credit Facility Agreement and the Syndicated L/G Facility Agreement.

“Facility Lenders” shall mean the Credit Facility Lenders and the Syndicated L/G Facility Lenders.

“Fee Letters” shall mean the fee letters entered into in connection with, and expressly referred to in, the Debt Commitment Letters.

“Financing” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Financing Agreements” shall have the meaning set forth in Section 5.7(b).

“Financing Authorization Letters” means (a) customary authorization letters to the parties to the Debt Commitment Letters with respect to the Offering Documents authorizing the distribution of information regarding the Company and its Subsidiaries to prospective lenders or investors in connection with the Debt Financing and containing a customary representation (without a “knowledge qualifier”) that the public side versions of such documents do not include material nonpublic information about the Company or its Subsidiaries or their securities, and a customary representation (without a “knowledge qualifier”) as to the accuracy of the written information contained in the disclosure and marketing materials regarding the Company and its Subsidiaries to the extent provided by the Company or any of its Subsidiaries, subject to customary exceptions and qualifications and (b) customary management representation letters and CFO certificates with respect to the financial information of the Company and its Subsidiaries included in the marketing materials for any debt offerings (in each case, without any “knowledge qualifier”); provided, however, that, in each case, the Company or any of its applicable Subsidiaries shall only be obligated to deliver such financial statements and information to the extent they do not contain Excluded Information.

“Financing Commitments” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Financing Source” shall mean the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letters or Financing Agreements) to provide, or to purchase securities from or place securities or arrange or provide loans for Parent or Merger Sub in lieu of the Debt Financing under the Debt Commitment Letters, in connection with the Merger, in each case, in connection with the Debt Financing or any Alternative Financing (in each case, other than the Equity Financing) in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the initial lenders party thereto, together with their Affiliates, general partners, officers, directors, managers, members, employees, agents and representatives and their successors and assigns; it being understood that the Guarantor, Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Foreign Benefit Plan” shall mean each Company Benefit Plan that is maintained primarily for the benefit of any director, officer, employee or other individual service provider who resides or works in a country other than the United States.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local), tribal, or foreign government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, public bureau or commission, quasi-governmental authority or tribunal or any self-regulatory organization (including NYSE) and, except for purposes of Article VII and Article VIII, any arbitrator or arbitral body (public or private).

“Guarantor” shall have the meaning set forth in Section 5.7(a).

“Guaranty” shall have the meaning set forth in the Recitals.

“Hazardous Substance” shall mean substances, materials and wastes defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “radioactive materials,” “asbestos,” “petroleum,” “petroleum by-product,” “per- or polyfluoroalkyl substances” or words of similar import or for which liability may be imposed due to their hazardous, toxic, dangerous or deleterious effects under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBCL” shall mean Indiana Business Corporation Law.

“Identified MNPI” shall have the meaning set forth in Section 6.12(c).

“Indemnitee” shall mean any individual who, on or at any time prior to the Effective Time, was an officer, director, member or manager of the Company or any of its Subsidiaries or served on behalf of the Company as an officer, director, member or manager of any of the Company’s Affiliates or any of their predecessors.

“Inside Date” shall have the meaning set forth in Section 2.2.

“Intellectual Property Rights” shall mean all intellectual property rights, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, logos, and domain names, together with the goodwill symbolized by any of the foregoing, (iii) rights in works of authorship, copyrights and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data and technology supporting the foregoing, (v) trade secrets and rights in other confidential information, including rights in confidential ideas, know-how, inventions (whether or not patentable), invention disclosures, data and customer lists, proprietary processes, formulae, models, and methodologies, and (vi) all applications and registrations for the foregoing.

“Intentional Breach” shall mean, any action or omission (including a failure to cure circumstances) taken or omitted to be taken that breaches any agreement or covenant set forth in this Agreement that the breaching Person takes (or fails to take) with actual knowledge that such action (or inaction) would cause a material breach of such agreement or covenant.

“Intervening Event” shall mean a material change, effect, development, event, occurrence or circumstance that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement) which change, effect, development, event, occurrence or circumstance, or the magnitude or consequences thereof, becomes known to the Company Board prior to the time that the Requisite Shareholder Approval is obtained and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published financial projections or forecasts for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent any such change, effect, development, event, occurrence or circumstance underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred).

“IRS” shall mean the Internal Revenue Service.

“ISRA” shall mean the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and its implementing regulations.

“Key Executive STIC” shall mean the Hillenbrand Third Amended and Restated Short-Term Incentive Compensation Plan for Key Executives, effective as of October 1, 2021.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter.

“L/C Schedule” shall have the meaning set forth in the definition of “Existing Letters of Credit” in this Section 1.1.

“Labor Agreement” shall have the meaning set forth in Section 4.19(a).

“Law” shall mean any and all domestic (federal, state or local), tribal or foreign laws, common laws, rules, regulations, Orders, judgments or decrees promulgated by any Governmental Authority.

“Lease” means any lease, sublease, sub-sublease, license, concession and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case as tenant, subtenant or by other occupancy arrangement) any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary.

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Lien” shall mean liens, licenses, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Marketing Period” means the first period of thirteen (13) consecutive Business Days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Merger Closing were to be scheduled for any time during such period of thirteen (13) consecutive Business Days; provided that (a) November 26, 2025, November 27, 2025, November 28, 2025, January 19, 2026, February 16, 2026, May 25, 2026, June 19, 2026, July 3, 2026, and July 4, 2026, shall not constitute Business Days for purposes of calculating such period of thirteen (13) consecutive Business Days (provided, however, that such exclusion shall not restart such period) and (b) if such period of thirteen (13) consecutive Business Days shall not have ended on or prior to December 19, 2025, then such period of thirteen (13) consecutive Business Days shall be deemed not to have commenced and shall thereafter not commence until January 5, 2026; provided, further, that the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such period of thirteen (13) consecutive Business Days, (A) the Company has publicly announced the Company’s intention to restate any historical financial statements or other financial information included in the Required Financial Information or has publicly announced that any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) the Required Financial Information would not be Compliant at any time during such period of thirteen (13) consecutive Business Days, in which case the Marketing Period shall not commence or be deemed to commence unless and until the Required Financial Information is updated or supplemented so that it is Compliant (it being understood that if the Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such period of thirteen (13) consecutive Business Days, then the Marketing Period shall be deemed not to have commenced); provided, further, that, notwithstanding anything to the contrary, the Marketing Period shall end on any earlier date on which the Debt Financing or any Alternative Financing is obtained. If at any time the Company shall in good faith believe that it has provided the Required Financial Information and that the Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed the delivery to Parent of the Required Financial Information that is Compliant), in which case, the delivery by the Company to Parent of the Required Financial Information that is Compliant will be deemed to have occurred as of the time of delivery stated in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information that is Compliant on such date and, within two (2) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which financial statements comprising part of the Required Financial Information Parent reasonably believes the Company has not delivered and the basis for such belief or how the Required Financial Information is not Compliant). Following delivery of the Required Financial Information that is Compliant as specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant.

“Material Company Lease” shall mean any Lease, in each case, which (i) has annual rent obligations in excess of $500,000 and (ii) has a remaining term (excluding any renewal options), as of the date of this Agreement, in excess of three (3) years.

“Material Company Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Maximum Amount” shall have the meaning set forth in Section 6.7(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.11(c).

“New Plans” shall have the meaning set forth in Section 6.10(c).

“NYSE” shall mean the New York Stock Exchange.

“OFAC” shall have the meaning set forth in the definition of “Sanctioned Country” in this Section 1.1.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, syndication memoranda, ratings agency presentations, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required, in connection with the Debt Financing.

“Open Source Software” means any software licensed, provided or distributed under any open source or similar license, including software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL and any other license that is defined as an “open source license” by the Open Source Initiative.

“Option Payment” shall mean, with respect to any Company Option outstanding as of immediately prior to the Effective Time, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option, less any required withholding Taxes.

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall have the meaning set forth in Article V.

“Parent Material Adverse Effect” shall mean any change, effect, development or circumstance that could reasonably be expected to prevent, delay or impair the ability of Parent or Merger Sub to (i) consummate the Merger and the other transactions contemplated by this Agreement on a timely basis or (ii) comply with any of their obligations under this Agreement, including with respect to the Financing.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(d)(i).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Payoff Letters” shall have the meaning set forth in Section 6.16(a).

“Performance Unit Payment” shall mean, with respect to any Company Performance-Based Restricted Stock Unit outstanding as of immediately prior to the Effective Time, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Performance-Based Restricted Stock Unit (with such number of shares calculated assuming achievement of the applicable performance-based vesting conditions at the greater of target and the actual level of performance) measured through the date immediately prior to the Effective Time (or as close to such date as administratively practicable, as determined by the Company) and (B) the Merger Consideration, less any required withholding Taxes. Actual level of performance for purposes of this definition shall be determined by the Company Board (or a duly authorized committee or subcommittee thereof) in good faith and in accordance with the terms of the applicable award agreement.

“Permitted Liens” shall mean (i) any Lien for Taxes or utilities not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the financial statements of the Company (if such accruals or reserves are required pursuant to GAAP), (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company, in each case, which indebtedness or liabilities have been disclosed to Parent in Section 4.11 of the Company Disclosure Letter, (iii) any zoning, entitlement or other land use or environmental regulations, restrictions or Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality and which are not violated by the current use and operation of such real property or the operation of the business of the Company or its Subsidiaries, (iv) easements, rights of way and similar agreements, encroachments, covenants, reservations, restrictions, defects or imperfections of title, and other Liens that are disclosed on existing title policies, commitments or reports made available to Parent prior to the date hereof or otherwise filed or recorded in the applicable public records and which do not materially interfere with the present use of the related real property, (v) Liens imposed on the underlying fee interest (or any other superior interest) of any real property leased or subleased by the Company or any of its Subsidiaries, or over which the Company or any of its Subsidiaries has easement or other similar property rights, (vi) with respect to real property, any set of facts an accurate up-to-date survey or inspection would show, (vii) rights, terms or conditions of any lease, sublease or other agreement under which the Company of any of its Subsidiaries is a lessor or sublessor (or in a similar capacity), (viii) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business and securing amounts that are not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the financial statements of the Company (if such accruals or reserves are required pursuant to GAAP), (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements in the ordinary course of business (other than as a result of any performance, default or breach of law), (x) Liens securing acquisition financing with respect to the applicable asset, including any refinancing thereof in the ordinary course of business (other than as a result of any performance, default or breach of law), (xi) Liens disclosed in Section 1.1(b) of the Company Disclosure Letter, (xii) licenses or other grants of rights to use Intellectual Property Rights in the ordinary course of business, (xiii) Liens that will be fully discharged or released at or prior to the Merger Closing, (xiv) Liens created by or for the benefit of Parent or its Affiliates, (xv) any Liens limited solely to any Required Credit Support that Parent has determined shall remain in place after the Merger Closing, and (xvi) such other Liens, if any, that do not, individually or in the aggregate, materially impair the existing use of the assets or property of the Company or any Subsidiary affected by any such Lien or otherwise materially impair the Company and its Subsidiaries’ business operations.

“Person” shall mean an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Personal Information” means all information or data reasonably capable of identifying, or being linked to, a natural Person or defined as “personally identifiable information,” “personal data,” “personal information” or similar under any Law.

“President” shall have the meaning set forth in the definition of “CFIUS Approval” in this Section 1.1.

“Privacy Requirements” shall have the meaning set forth in Section 4.15(f).

“Proceeding” shall have the meaning set forth in Section 4.12.

“Prohibited Financing Terms” shall have the meaning set forth in Section 6.11(b).

“Proposed Changed Terms” shall have the meaning set forth in Section 6.6(e)(ii).

“Proxy Date” shall have the meaning set forth in Section 6.3(b).

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Proxy Statement Clearance Date” shall mean the first date on which the SEC (or staff of the SEC) has (a) orally or in writing, confirmed that (i) it has no further comments on the Proxy Statement, or (ii) it does not intend to review the Proxy Statement or (b) not informed the Company that it will review the Proxy Statement; provided, however, in the case of the foregoing clauses (a)(ii) and (b), the Proxy Statement Clearance Date shall not be earlier than the date which is ten (10) days following the date on which the Proxy Statement is initially filed with the SEC.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, of Hazardous Substances.

“Remedy Action” shall have the meaning set forth in Section 6.4(b).

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Credit Support” shall have the meaning set forth in Section 6.12(a).

“Required Financial Information” shall mean (i) all financial statements described in paragraphs 4 and 10 (other than 10(i)(II)) of Exhibit E to the Debt Commitment Letters; (ii) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Financing Sources) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act (including financial statements necessary for auditors to issue comfort letters contemplated in the Debt Commitment Letters), including information reasonably requested by Parent to prepare pro forma financials required under paragraph 10(i)(II) of Exhibit E to the Debt Commitment Letter; and (iii) executed Financing Authorization Letters. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any financial statements or other information of the Company included in the Required Financial Information or to be provided pursuant to Section 6.12 will be deemed to satisfy any requirement to deliver such financial statements or other information to Parent and (y) shall be deemed to have been delivered on the earliest date on which (1) the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet, (2) such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website, if any, to which the parties hereto have access (whether a commercial, third-party website or whether sponsored by the parties hereto) or (3) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov. Parent acknowledges the receipt of the financial statements described in paragraph 4(a) and (b) of Exhibit E to the Debt Commitment Letters.

“Required Payment Amount” shall have the meaning set forth in Section 5.7(d).

“Requisite Shareholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(c).

“Restricted Award Payment” shall mean, with respect to any Company Restricted Stock Unit outstanding as of immediately prior to the Effective Time, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit and (B) the Merger Consideration, less any required withholding Taxes.

“Reverse Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Sanctioned Country” shall mean any country or geographic region that is or was at the relevant time subject to comprehensive economic sanctions administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) (as of the date of this Agreement, Cuba, Iran, North Korea, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine).

“Sanctioned Person” shall mean any Person (i) appearing on lists of sanctioned entities maintained by OFAC, the European Union, and the United Kingdom, including the Specially Designated Nationals and Blocked Persons List and other Sanctioned Person Lists, (ii) organized under the laws of or resident in a Sanctioned Country, or (iii) 50% or more owned or controlled by any of the foregoing (as such terms are defined in applicable Sanctions Laws).

“Sanctioned Person List” shall mean the list of sanctioned entities maintained by OFAC, the European Union, or the United Kingdom, including; the Specially Designated Nationals and Blocked Persons List.

“Sanctions Laws” shall mean applicable economic or trade sanctions, including the Sanctioned Person Lists, administered by OFAC, the European Union, the United Kingdom, and the United Nations.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Indiana.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” shall have the meaning set forth in Section 4.15(c).

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.3(b).

“Solvent” shall mean that as of any date of determination and with respect to any Person, (i) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole, (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole and (iii) such Person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“STIC” shall mean the Hillenbrand Short-Term Incentive Compensation Programs for Rotex, MTS Segment, Mold-Masters, DME, Corporate and Global Functions and APS Segment.

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal (the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Company Board considers to be appropriate (including the certainty of financing, conditionality, the legal, financial, timing, regulatory and other aspects of the proposal, the likelihood of consummation of such proposal on the terms proposed and the identity of the party making the proposal), are more favorable from a financial point of view to the shareholders of the Company than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Syndicated L/G Facility” shall mean the Syndicated L/G Facility Agreement, dated as of June 21, 2022, as amended and restated on June 22, 2023, as further amended on September 10, 2024, and as further amended on July 4, 2025 (and as further amended, supplemented, restated or otherwise modified from time to time, the “Syndicated L/G Facility Agreement”), by and among the Company, certain of its Subsidiaries party thereto from time to time, the Syndicated L/G Facility Lenders and the Syndicated L/G Facility Agent and all Finance Documents (as defined in the Syndicated L/G Facility Agreement) related thereto.

“Syndicated L/G Facility Agent” shall mean Commerzbank Aktiengesellschaft, in its capacity as agent under the Syndicated L/G Facility Agreement.

“Syndicated L/G Facility Agreement” shall have the meaning set forth in the definition of “Syndicated L/G Facility” in this Section 1.1.

“Syndicated L/G Facility Lenders” shall mean the lenders from time to time parties to the Syndicated L/G Facility Agreement.

“Tax” shall mean any and all federal, state, local, provincial, foreign and other taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges, including income, franchise, windfall or other profits, premium, disability, alternative minimum, estimated, excise, occupancy, rent, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, inventory, ad valorem, stamp, transfer, value added, goods and services, severance, net worth, fuel, escheat and unclaimed property, capital levy, capital gains, license, registration, customs’ duties, tariffs, taxes enacted as a result of the OECD/G20 Inclusive Framework’s Global Anti-Base Erosion Rules (including the global Base Erosion and Profit Shifting (“BEPS”) project and the Pillar Two project) and similar charges, whether disputed or not.

“Tax Returns” shall mean returns, declarations, reports, claims for refunds, applications, or information statements, including any schedule, attachment, or amendment thereof, with respect to Taxes filed or required to be filed with the IRS or any other governmental or taxing authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Total Common Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Transaction Litigation” shall mean any Proceeding commenced by any Person (including by or on behalf of any current or former holder of securities of the Company) against a party hereto or any of its Subsidiaries or any of its or their respective officers or directors, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any such Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any other document required to be filed with the SEC in connection with the Merger or any other communications to the shareholders of the Company. For the avoidance of doubt, Transaction Litigation shall not include any Proceedings solely among the parties to this Agreement, the Confidentiality Agreement, the Clean Team Agreement, the Guaranty or the Equity Commitment Letter.

“Trustee” shall have the meaning set forth in the definition of “Company Indenture” in this Section 1.1.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the IBCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, (b) the Company shall continue its corporate existence under the name “Hillenbrand, Inc.” as the surviving corporation in the Merger (the “Surviving Corporation”) and, from and after the Effective Time, shall be a wholly owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger and (c) the Merger shall have such other applicable effects as set forth in this Agreement and in the applicable provisions of the IBCL.

Section 2.2 Merger Closing. The closing of the Merger (the “Merger Closing”) will take place at 10:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 320 South Canal Street, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by the parties hereto; provided that, (A) if the Marketing Period has not ended at the time of the satisfaction or waiver of the last of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), the Merger Closing shall be delayed and occur instead on the date following the satisfaction or waiver of the last of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) one (1) Business Day following the final day of the Marketing Period unless mutually agreed upon in writing by Parent, Merger Sub and the Company and (B) in no event shall the Merger Closing occur prior to the date that is forty-five (45) days after the date hereof (the date in this clause (B), the “Inside Date”). The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.3 Effective Time. On the Merger Closing Date, the parties shall cause the Articles of Merger to be duly executed and filed with the Secretary of State, in such form as required by, and executed in accordance with, IBCL 23-1-40-5 and the parties shall deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the IBCL in connection with such filing of the Articles of Merger and the Merger. The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State or at such other date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.4 Articles of Incorporation and By-laws of the Surviving Corporation. Subject to Section 6.7, at the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended in their entirety to read as set forth on Exhibit A attached hereto and (b) the by-laws of the Surviving Corporation shall be amended in their entirety to read as set forth on Exhibit B attached hereto, in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.5 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Each share of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company, Parent, Merger Sub or any other wholly owned Subsidiary of Parent, in each case, immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a)), shall be converted into the right to receive $32.00 in cash (the “Merger Consideration”), without interest. For purposes of this Agreement, “Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in the first sentence of this Section 3.1(b) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) in accordance with Section 3.2, the Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them. Pursuant to Section 3.2(c), holders of Book-Entry Shares shall have the right to receive, in accordance with Section 3.2, the Merger Consideration without any requirement to deliver Certificates or a letter of transmittal.

(c) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, no par value, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible into or exchangeable into or exercisable for Company Common Stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar transaction, the Merger Consideration and any other similarly dependent item shall be equitably adjusted, without duplication, to reflect such change to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.2 Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that the Company’s transfer agent is acceptable, for the payment of the Merger Consideration as provided in Section 3.1(b). At or prior to the filing of the Articles of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, for the benefit of the holders of Company Common Stock outstanding immediately prior to the Effective Time (other than holders of shares to be canceled pursuant to Section 3.1(a)) cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Nothing contained in this Section 3.2 and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1.

(b) As promptly as practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instruction shall be substantially as reasonably agreed by the Company and Parent and prepared prior to Merger Closing.

(c) Following the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor as promptly as reasonably practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(b). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the

Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(d) Any portion of the Exchange Fund which remains unclaimed by the applicable former shareholders of the Company one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation for payment of their claims for Merger Consideration in respect thereof.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(f) The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3 Equity Awards.

(a) As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Option Payment as promptly as practicable following the Effective Time (and in any event, subject to Section 3.3(g), within five (5) Business Days thereafter). If, as of the Effective Time, the per-share exercise price of any Company Option is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of any holder thereof, the Company Option shall be canceled without payment of any consideration to such holder.

(b) As of the Effective Time, each Company Performance-Based Restricted Stock Unit that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Performance Unit Payment as promptly as practicable following the Effective Time (and in any event, subject to Section 3.3(g), within five (5) Business Days thereafter).

(c) As of the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Restricted Award Payment as promptly as practicable following the Effective Time (and in any event, subject to Section 3.3(g), within five (5) Business Days thereafter).

(d) As soon as practicable following the date of this Agreement, the Company Board (or a duly authorized committee or subcommittee thereof) shall adopt resolutions and take all necessary and appropriate actions (including, if appropriate, amending the terms of the Hillenbrand, Inc. Executive Matching Shares Program (the “Executive Matching Shares Program”)) so that (i) no new participants will commence participation in the Executive Matching Shares Program after the date of this Agreement, (ii) no adjustments shall be made to the “Minimum Commitment” or “Maximum Commitment” (as defined in the Executive Matching Shares Program) amounts applicable to any participant for the acquisition period that includes the date of this Agreement, (iii) except for any acquisition period in existence under the Executive Matching Shares Program on the date of this Agreement, no acquisition period is established or commenced on or after the date of this Agreement, and no acquisition period is extended and (iv) the Executive Matching Shares Program shall terminate in its entirety as of immediately prior to the Effective Time.

(e) As soon as practicable following the date of this Agreement, the Company Board (or a duly authorized committee or subcommittee thereof) shall adopt resolutions and take all necessary and appropriate actions (including, if appropriate, amending the terms of the Hillenbrand, Inc. Board of Directors’ Deferred Compensation Plan or the Hillenbrand, Inc. Executive Deferred Compensation Program) so that no amounts deferred after the date of this Agreement may be deemed invested in Company Common Stock.

(f) Prior to the Effective Time, the Company shall take all necessary and appropriate actions to effectuate the foregoing provisions of this Section 3.3.

(g) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all Option Payments, all Performance Unit Payments and all Restricted Award Payments, in each case, as required pursuant to this Section 3.3 and shall cause the Surviving Corporation to make such payments to all holders of Company Options, Company Performance-Based Restricted Stock Units and Company Restricted Stock Units, as applicable, as promptly as practicable following the Effective Time, and in any event, within five (5) Business Days thereafter; provided that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such tax or penalty.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5 No Dissenters’ Rights. The parties acknowledge and agree that the holders of shares of Company Common Stock are not entitled to any dissenters’ rights under Chapter 44 of the IBCL.

Section 3.6 Withholdings. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, the Option Payment, the Performance Unit Payment and the Restricted Award Payment, as applicable, and any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Performance-Based Restricted Stock Units or Company Restricted Stock Units, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.7 Transfers; No Further Ownership Rights. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the applicable merger consideration, as provided for in Section 3.1(b), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) any Company SEC Documents (other than disclosures in the “Risk Factors” sections of any Company SEC Documents or any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are forward-looking, predictive or cautionary in nature and not statements of historical facts) filed with (or furnished to) the SEC by the Company prior to the date hereof (provided that nothing disclosed in the Company SEC Documents prior to the date hereof shall be deemed disclosed for purposes of Section 4.1, Section 4.2, Section 4.3 and Section 4.23), or (ii) the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and (to the extent applicable) in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Restated and Amended Articles of Incorporation of the Company (the “Charter”) and Amended and Restated Code of By-laws of the Company (the “By-laws”), in each case, as most recently filed with the Company SEC Documents, are, in each case, as of the date of this Agreement, true, complete and correct copies of such documents. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company is not in default under or in violation of any provisions of, the articles of organization, by-laws or equivalent organizational documents of each of its Subsidiaries and each of the Company Minority Interest Businesses.

Section 4.2 Capitalization; Subsidiaries.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 199,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock of the Company (“Company Preferred Stock”). As of October 10, 2025 (the “Company Capitalization Date”), (i) 70,489,263 shares of Company Common Stock were issued and outstanding, (ii) 5,303,184 shares of Company Common Stock were held in treasury and (iii) no shares of Company Preferred Stock were issued and outstanding. As of the Company Capitalization Date, there were 4,487,410 shares of Company Common Stock reserved for issuance under Company Plans, including, as of the Company Capitalization Date, outstanding Company Options (which have a weighted average exercise price of $39.39 per share of Company Common Stock) to purchase 515,782 shares of Company Common Stock, 589,263 shares subject to outstanding Company Performance-Based Restricted Stock Units (assuming achievement of the applicable performance-based vesting conditions at the target level of performance (and 1,178,526 shares assuming the maximum level of performance) and 1,019,620 shares subject to outstanding Company Restricted Stock Units, of which 127,278 are shares of Company Common Stock deemed purchased pursuant to the Hillenbrand, Inc. Executive Matching Shares Program or the Hillenbrand, Inc. Board of Directors’ Deferred Compensation

Plan). From the close of business on the Company Capitalization Date to the date of this Agreement, there have been no issuances of (I) any Company Common Stock, Company Preferred Stock or any other equity or voting securities or interests in the Company other than issuances of shares of Company Common Stock pursuant to the exercise, vesting or settlement, as applicable, of Company Options, Company Performance-Based Restricted Stock Units or Company Restricted Stock Units, in each case outstanding as of the close of business on the Company Capitalization Date or (II) any options, restricted stock, restricted stock units, phantom stock, or any other equity or equity-based awards. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. As of the date of this Agreement, there are no shares of Company Common Stock held either in a fiduciary or agency capacity that are beneficially owned by third parties.

(b) Except as set forth in Section 4.2(a) and except as permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, restricted stock, restricted stock units, phantom stock, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract, or any other securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company. Except as set forth in Section 4.2(a) and except as permitted under Section 6.1, there are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of or equity interests in the Company.

(c) Section 4.2(c) of the Company Disclosure Letter contains a correct and complete list as of the date of this Agreement of each of the Company’s Subsidiaries, including its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, owns an equity interest (each, a “Company Minority Interest Business”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and legally and beneficially owned by the Company or one or more wholly owned Subsidiaries of the Company, free and clear of all Liens (other than the Permitted Liens), (ii) as of the date of this Agreement, the Company does not, directly or indirectly, own any capital stock or other equity interest, or any interest convertible into, exercisable or exchangeable for any of the foregoing, in any Person other than the Subsidiaries of the Company and the Company Minority Interest Businesses nor is it under any current or prospective obligation to form or participate in or make any capital contribution or other investment in any Person, (iii) all of the shares of capital stock or other equity or voting interests of each Company Minority Interest Business that are owned, directly or indirectly, by the Company or any of its Subsidiaries are owned free and clear of all Liens (other than the Permitted Liens) and (iv) no capital stock or other equity interests of the Company, its Subsidiaries or Company Minority Interest Businesses owned by the Company or any of its Subsidiaries were issued or are in violation of (x) any provision of the respective articles of incorporation or by-laws (or similar governing documents) of the Company, its Subsidiaries or Company Minority Interest Businesses, (y) any securities Laws or (z) any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights of any other Person.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of all Company Equity Awards, including: (i) each outstanding Company Option, including the name or EIN of the holder of such Company Option, the number of shares of Company Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto and the applicable grant date thereof, (ii) each outstanding Company Restricted Stock Unit, including the name or EIN of the holder of such Company Restricted Stock Unit, the number of shares of Company Common Stock underlying such Company Restricted Stock Unit and the applicable grant date thereof and (iii) each outstanding Company Performance-Based Restricted Stock Unit, including the name or EIN of the holder of such Company Performance-Based Restricted Stock Unit, the number of shares of Company Common Stock underlying such Company Performance-Based Restricted Stock Units (assuming achievement of the applicable performance-based vesting conditions at the target levels of performance) and the applicable grant date thereof.

Section 4.3 Authority Relative to Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining, at the Shareholders’ Meeting, the approval of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the receipt of the Requisite Shareholder Approval, as well as the filing of the Articles of Merger with the Secretary of State as required by the IBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

(b) The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously, subject to the terms and conditions of this Agreement, (i) (A) adopted this Agreement and declared advisable the transactions contemplated by this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders and (C) resolved to recommend that such shareholders approve this Agreement (the “Company Board Recommendation”) and (ii) directed that this Agreement be submitted to the holders of Company Common Stock for their approval, which Company Board Recommendation, subject to Section 6.6, has not been subsequently withdrawn or modified.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.12, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Shareholder Approval, conflict with or violate the Charter or By-laws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give rise to any payment obligation under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, other than, in the case of the foregoing clause (i) (solely with respect to the organizational documents of any of the Company’s Subsidiaries), clause (ii) and clause (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except pursuant to (i) the Exchange Act, the Securities Act or state securities or “blue sky” Laws, (ii) the HSR Act, the DPA and any other applicable U.S. or non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment or national security (collectively in this clause (ii), “Antitrust Laws”), (iii) the IBCL and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the rules of the NYSE, and (v) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Permits and Licenses. Except where the failure to have, the suspension or cancellation of, or default or violation, as applicable, of any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, findings of suitability and orders of or from a Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their respective assets and carry on their respective businesses as it is now being conducted (the “Company Permits”), (b) all such Company Permits are in full force and effect and (c) none of the Company or its Subsidiaries is in default or violation of any such Company Permit.

Section 4.6 Compliance with Laws.

(a) Since October 1, 2023, the Company and its Subsidiaries have been in compliance with, and, as of the date of this Agreement, have not received written notice of any default or violation of, any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for instances of noncompliance, default or violation that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) In the past five (5) years, none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents or other Persons acting on behalf of the Company or its Subsidiaries, in their capacity as such, (i) is or has been in violation of any Anti-Corruption Laws or Ex-Im Laws or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the applicable Anti-Corruption Laws, in each case of the foregoing clauses (i) and (ii), that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, or agents or other Persons acting on behalf of the Company or its Subsidiaries, is currently, or has been since April 24, 2019 been a Sanctioned Person. None of the Company or any of its Subsidiaries is, or has since April 24, 2019, engaged in any dealings or transactions in material violation of Sanctions Laws.

(d) At no time during the prior five (5) years (or in the case of Sanctions Laws, since April 24, 2019) through the date of this Agreement has the Company or any of its Subsidiaries (i) made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any material alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Ex-Im Law, or Sanctions Law; (ii) been the subject of current, pending, or threatened material investigation, formal or informal inquiry or enforcement proceedings by any Governmental Authority for violations of any Anti-Corruption Law, Ex-Im Law, or Sanctions Law; or (iii) to the Knowledge of the Company, received any notice or citation for any actual or apparent material noncompliance with any Anti-Corruption Law, Ex-Im Law, or Sanctions Law.

(e) For the past five (5) years, the Company has maintained policies, procedures, and internal controls, and complete and accurate books and records, in each case as required by the U.S. Foreign Corrupt Practices Act of 1977, as amended.

Section 4.7 Company SEC Documents; Financial Statements.

(a) Since October 1, 2023, the Company has filed with the SEC all material forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished prior to the date of this Agreement by the Company with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto since the date of their filing, the “Company SEC Documents”). As of their respective filing dates, or in the case of a registration statement, on the date of effectiveness of such registration statement, and, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) except with regard to the financial statements contained therein, which are addressed in Section 4.7(b), did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements, or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since October 1, 2023 and relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC relating to the Company SEC Documents. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. No Subsidiary of the Company is, or since October 1, 2023 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). There are no “off-balance sheet” arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so described in the Company SEC Documents.

Section 4.8 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9 Disclosure Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.

(b) Since October 1, 2023, the principal executive officer and principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act to be included in the Company SEC Documents, and at the time of filing, the statements contained in any such certifications were true and correct, and the Company is otherwise in compliance in all material respects with the applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the

Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements.

(d) Since October 1, 2023 to the date of this Agreement, neither the Company nor, to the Knowledge of the Company, its independent registered public accounting firm have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or (ii) any fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. (a) Since October 1, 2024 to the date of this Agreement, there has not been any change, effect, development, event, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) since June 30, 2025 to the date of this Agreement, (i) the Company and its Subsidiaries have, except for matters in connection with the transactions contemplated by this Agreement, conducted their respective businesses in the ordinary course of business in all material respects, and (ii) there has not been any action taken or agreed to be taken by the Company that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (c), (e), (k), (m) or (u) (in the case of (u), with respect to the foregoing subsections only) of Section 6.1.

Section 4.11 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s financial statements (or in the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on November 19, 2024, or the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2025, (b) for liabilities or obligations incurred in the ordinary course of business since the date of such financial statements (none of which relate to breach of Contract, breach of warranty, tort, infringement or violation of applicable Laws), (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.12 Absence of Litigation. Since October 1, 2023, (a) there has been no civil, criminal or administrative hearing, arbitration, claim, litigation, charge, demand, action, proceeding or investigation (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened, (i) against the Company or any of its Subsidiaries or (ii) to the Knowledge of the Company, against any officer, director or employee, in such person’s capacity as such, or, to the Knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has an indemnification obligation, by or before any Governmental Authority or private arbitrator or arbitral body, and (b) neither the Company nor any of its Subsidiaries has been a party to or subject to the provisions of any Order of any Governmental Authority or private arbitrator or arbitral body that, in the case of each of the foregoing clauses (a) and (b), has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened that seek to enjoin or would be reasonably likely to have the effect of preventing or making illegal the Merger or any of the other transactions contemplated by this Agreement.

Section 4.13 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are, and since October 1, 2023 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession by such entities of all Environmental Permits, and compliance with the terms and conditions thereof), (b) as of the date of this Agreement, there is no Environmental Claim pending or threatened in writing against the Company or any of its Subsidiaries, (c) the Company and its Subsidiaries have not (nor, to the Knowledge of the Company, has any other Person to the extent giving rise to liability of the Company or its Subsidiaries) caused or knowingly permitted any Releases of or exposures to, or owned or operated any properties or facilities contaminated by, Hazardous Substances, in each case so as to give rise to liability of the Company or any of its Subsidiaries under Environmental Laws, (d) neither this Agreement nor the consummation of the transactions contemplated by this Agreement will require filings, approvals or other actions pursuant to ISRA or similar so-called “transaction triggered” United States Environmental Laws and (e) to the Knowledge of the Company, the Company and its Subsidiaries have not manufactured, distributed, or sold any products which contain or have contained asbestos or asbestos-containing materials in a manner that would reasonably be expected to give rise to an Environmental Claim against the Company or any of its Subsidiaries. The Company and its Subsidiaries have provided to Parent copies of all material environmental audits and reports prepared within the past five (5) years from the date of this Agreement in their possession or reasonable control and to the extent relating to any material obligations of the Company or its Subsidiaries to investigate or remediate Hazardous Substances or any material violations of Environmental Law.

Section 4.14 Employee Benefit Plans.

(a) Section 4.14 of the Company Disclosure Letter sets forth a true and complete list of (i) each material Company Benefit Plan and (ii) each material Foreign Benefit Plan. The Company has made available to Parent prior to the date of this Agreement copies of the following: (i) the most recent Company Benefit Plan and Foreign Benefit Plan document and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if required by applicable Law); (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; (v) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect as of the date of this Agreement and relating to any Company Benefit Plan; and (vi) all non-routine correspondence with any Governmental Authority dated within the past two (2) years from the date of this Agreement.

(b) Each Company Benefit Plan has been established, funded, maintained, operated and administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits in the ordinary course) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, other than any such investigations, proceedings, or claims that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to, has an obligation to contribute to or otherwise has any current or contingent liability or obligation under or with respect to (i) a Multiemployer Plan, (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413 of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) any plan, program or arrangement that provides retiree or post-employment health, life or other welfare benefits (other than as required by Section 4980B of the Code or similar state applicable Law). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no liability or obligation under Title IV or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and to the Knowledge of the Company no event has occurred or condition exists that has resulted, or that could reasonably be expected to result in, the Company, any of its Subsidiaries or any ERISA Affiliate incurring any such liability or obligation, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such qualification or tax-exempt status.

(e) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with any other event) (i) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any current or former employee, director, officer, consultant or other individual service provider of the Company or any of its Subsidiaries under any Company

Benefit Plan or Foreign Benefit Plan or otherwise, (ii) limit or restrict the right of the Company to merge, amend, or terminate any Company Benefit Plan, (iii) result in any forgiveness of indebtedness of any such individual or (iv) result in any payment or benefit that would, individually or in combination with any other amount, constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) Neither the Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless, gross-up or make whole any individual with respect to any Tax, penalty or interest under Sections 4999 or 409A of the Code.

(g) With respect to the Company Equity Awards, (i) none of the Company Options was granted with an exercise price below the fair market value on the date of grant, and (ii) all grants of Company Equity Awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and the applicable Company Plans.

(h) Each Foreign Benefit Plan has been established, funded, operated and administered in accordance with its terms and operated in compliance with applicable Laws, in each case, except for instances of noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Foreign Benefit Plan required to be registered or approved by a non-U.S. Governmental Authority has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred or condition exists relating to any such Foreign Benefit Plan that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Foreign Benefit Plan that is intended or required to be funded or book-reserved, such Foreign Benefit Plan is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate (in all material respects) list of all registrations and applications for registration of Intellectual Property Rights, including (i) patents, (ii) trademarks and service marks, (iii) copyrights, and (iv) domain names, in each case, owned or purported to be owned by the Company or any of its Subsidiaries. To the Knowledge of the Company, the foregoing registrations and applications that are material to the Company and its Subsidiaries, taken as a whole, are in effect, subsisting, valid, and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries exclusively own all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (the “Company IP”), free and clear of any and all Liens other than Permitted Liens, (B) all Persons who invented, created or contributed to material Company IP for or on behalf of the Company or its Subsidiaries have assigned in writing or by operation of Law to the Company or such Subsidiary all of such Person’s rights in same, and (C) the Company and its Subsidiaries have valid, enforceable and sufficient rights to all Intellectual Property Rights used in or necessary for the operations of the businesses of the Company and its Subsidiaries as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and, since October 1, 2023, has not infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since October 1, 2023 to the date of this Agreement, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement or violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved. To the Knowledge of the Company, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since October 1, 2023, no other Person has infringed, misappropriated or otherwise violated any Company IP and, since October 1, 2023 to the date of this Agreement, none of the Company or any of its Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement or violation.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their businesses as currently conducted, (ii) the Company and each of its Subsidiaries have taken commercially reasonable measures designed to protect the confidentiality, integrity and security of the Company IT Assets (including information and transactions stored therein or transmitted thereby) against unauthorized use or access, and (iii) to the Knowledge of the Company, since October 1, 2023, there has been no unauthorized use of, or access to, (A) any Company IT Assets (including information or transactions stored therein or transmitted thereby) or (B) Personal Information in the possession or control of (or possessed or controlled by) the Company or its Subsidiaries (each of (A) and (B), a “Security Incident”).

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Software contains, is linked with, derived from, or is distributed with, any Open Source Software in a manner requiring (i) that the Company or its Subsidiaries grant a license, or (ii) the public disclosure, public distribution or making available to the public of any proprietary source code for Company Software. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no proprietary source code for any Company Software has been disclosed, made available, or placed in escrow (nor has the Company or its Subsidiaries agreed to do the same) other than limited disclosures as necessary or appropriate to facilitate the performance of employees or service providers engaged by or on behalf of the Company or its Subsidiaries.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the data and content, including Personal Information, used by or for the Company or its Subsidiaries in connection with the development, training, validation, fine-tuning, testing or deployment of any Company Software, including machine learning, deep learning, natural language processing, large language models or other models or algorithms or artificial intelligence technologies, has been sourced and is used in compliance with applicable Laws and Contracts.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since October 1, 2023, (i) the Company and its Subsidiaries have complied with all applicable Laws, applicable public-facing polices issued by the Company or its Subsidiaries, applicable binding industry standards and binding contractual commitments, in each case, related to data privacy, data security or artificial intelligence, security breach notification requirements or the processing of Personal Information (collectively, the “Privacy Requirements”) and (ii) in relation to any Security Incident or any actual or alleged violation of a Privacy Requirement, as of the date of this Agreement, the Company and its Subsidiaries have not received any written notice, request, complaint or other claim from or, to the Knowledge of the Company, been the subject of any investigation or Proceeding by, any Person, nor has the Company or any of its Subsidiaries provided or been required to provide notice to any Person in connection therewith.

Section 4.16 Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by applicable Law to be filed with any Governmental Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws and such Tax Returns are true and complete in all respects, and each of the Company and its Subsidiaries has timely complied (taking into account extensions), with all Tax information reporting requirements under all applicable Laws;

(b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Governmental Authority all Taxes due and payable or required by applicable Law to be withheld and remitted, or (i) where payment is not yet due, has established an adequate accrual in accordance with GAAP or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP, in the case of each of the foregoing clauses (i) and (ii) for all Taxes reflected in the most recent financial statements;

(c) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens;

(d) There are no claims or deficiencies or proceedings pending for any Taxes or threatened in writing against, or with respect to, the Company or any of its Subsidiaries for any Taxes and neither the Company nor any Subsidiary thereof has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return and no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such a Person is, or may be, subject to taxation by that jurisdiction;

(e) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Merger Closing Date, (B) installment sale or open transaction disposition made prior to the Merger Closing, (C) prepaid amount received or paid or deferred revenue accrued outside the ordinary course of business prior to the Merger Closing or (D) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Merger Closing Date, and none of the Company or any of its Subsidiaries will be required to pay any amount on or after the Merger Closing Date as a result of an election under Section 965(h) of the Code;

(f) None of the Company or any of its Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, provincial or foreign Law) as a transferee or successor, by operation of Law, Contract, or otherwise, and no claim for liability has been asserted against any of the Company or any of its Subsidiaries for any such Tax of another Person;

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement; and

(h) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation section 1.6011-4(b)(2) (or any similar provision of state, local, or foreign Law).

Section 4.17 Material Contracts.

(a) Section 4.17 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each Contract (other than any Company Benefit Plan or Foreign Benefit Plan (except in the case of clause (xii) of this Section 4.17)) to which the Company or any of its Subsidiaries is a party (each such Contract, a “Company Material Contract”) that:

(i) constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K);

(ii) creates (or governs the operation of) a material joint venture, alliance or partnership, including any Company Minority Interest Business;

(iii) is an acquisition agreement, disposition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after October 1, 2023, and which (x) has not yet been consummated, pursuant to which the Company reasonably expects that it is required to pay, or the counterparty is required to pay if a disposition, total consideration (including assumption of debt) after the date of this Agreement in excess of $10,000,000 or (y) which has been consummated and has continuing “earn-out,” purchase price adjustment or other contingent payment obligations, in each case that could result in payments in excess of $5,000,000 in the aggregate;

(iv) relates to indebtedness for borrowed money or the deferred purchase price of property or that imposes a Lien on the assets of the Company or any of its Subsidiaries, or any financial guaranty thereof, and having an outstanding principal amount or value in excess of $5,000,000 other than any such Contract among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries;

(v) constitutes a grant of rights (including an option or covenant not to assert) under material Intellectual Property Rights to or from the Company or its Subsidiaries, other than with respect to non-exclusive licenses granted in the ordinary course of business;

(vi) prohibits the Company or any of its Subsidiaries from (A) engaging or competing in any material respect in any line of business, in any geographical location or with any Person or (B) selling any products or services of or to any other Person or in any geographic region, in each case, to the extent such restrictions or prohibitions are material to the Company and its Subsidiaries, taken as a whole, other than Contracts that may be terminated by the Company or any of its Subsidiaries with ninety (90) days’ or less notice without payment by the Company or any of its Subsidiaries of any material penalty;

(vii) other than customer, carrier or supplier Contracts entered into in the ordinary course of business or as set forth in the capital budget of the Company made available to Parent prior to the date of this Agreement, involves expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $7,500,000 in the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $7,500,000 in the current fiscal year;

(viii) is a Material Company Lease;

(ix) is a Labor Agreement;

(x) is a settlement or similar agreement pursuant to which the Company or a Subsidiary is a party or is bound that involves (1) the future payment of money damages (excluding monetary damages that are fully covered by the insurance policies of the Company and its Subsidiaries) of greater than $500,000 or (2) injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Merger Closing;

(xi) is an agreement (1) for the employment or engagement of any director, officer, employee, individual independent contractor, or other Person on a full-time or consulting basis, which, if terminated, would give rise to cash severance or other obligations (other than the acceleration of equity or equity-based awards) in excess of $750,000 or (2) requiring cash payments (other than the acceleration of equity or equity-based awards) upon a change-in-control in excess of $1,000,000;

(xii) is a Contract with a Governmental Authority that is material to the Company and its Subsidiaries, taken as a whole;

(xiii) imposes exclusivity requirements, fixed pricing, fixed volume or spend, material minimum payment, most favored nations or most favored customer status, rights of first offer or last offer, in each case, to the extent such restrictions or obligations are material to the Company and its Subsidiaries, taken as a whole; or

(xiv) is a Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default under any Company Material Contract by the Company or any of its Subsidiaries and (ii) to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the relevant Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, is in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since June 30, 2024 through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no counterparty to any Company Material Contract has notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, otherwise) that it intends to terminate, cancel or not renew a Company Material Contract. The Company has made available to Parent prior to the date of this Agreement complete and correct copies of each Company Material Contract (including any amendments, modifications or supplements thereof).

Section 4.18 Real and Personal Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth the address of the material manufacturing facilities owned by the Company or its Subsidiaries as required to be disclosed or referenced in the most recent annual report on Form 10-K filed with the SEC by the Company (the “Material Company Owned Real Property”). Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and valid fee simple title (or the jurisdictional equivalent) to all real property owned by the

Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation, eminent domain or like proceedings by any Governmental Authority relating to the Owned Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person (other than the Company or any of its Subsidiaries) the right to use or occupy such Owned Real Property or any material portion thereof and (ii) other than the rights of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary is a party to any agreement or option to purchase any material real property or interest therein which remains outstanding (other than any rights of tenant pursuant to the terms of a Lease).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each Leased Real Property, free and clear of all Liens (other than Permitted Liens). With respect to the Leased Real Property, except as set forth on Schedule 4.18(b) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person (other than the Company or any of its Subsidiaries) the right to use or occupy such Leased Real Property or any material portion thereof and (ii) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein, other than, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 4.19 Labor Matters.

(a) Since October 1, 2023 to the date of this Agreement, neither the Company nor any of its Subsidiaries have been the subject of any proceeding before the National Labor Relations Board asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, nor is there pending or, to the Knowledge of the Company, threatened in writing, nor has there been since October 1, 2023, any labor strike, walkout, work stoppage, picketing, handbilling, lockout, labor grievance, labor arbitration, or other labor dispute against or involving the Company or any of its Subsidiaries, except for any such (i) proceeding, the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) labor strike, walkout, work stoppage, picketing, handbilling, lockout, labor grievance, labor arbitration or other labor dispute, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related Contracts, agreements or arrangements with any labor union, labor organization or works council other than national, industry wide, or sector specific agreements outside of the United States (each, a “Labor Agreement”), and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization or works council. With respect to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any pre-signing notice, consultation, information, bargaining, or similar obligations owed to any of their employees or their employees’ representatives under applicable Law, Contract, or Labor Agreement.

(b) As of the date of this Agreement, (i) the Company and its Subsidiaries have reasonably investigated all allegations of sexual or other harassment or discrimination against any officer, director, or employees of the Company with annualized compensation at or above $300,000 that has been reported to the Company or any of its Subsidiaries since October 1, 2023 and (ii) the Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations, and to the Knowledge of the Company, there are no such allegations relating to officers, directors, or employees of the Company with annualized compensation at or above $300,000, that, if known to the public, would bring the Company and its Subsidiaries into material disrepute.

Section 4.20 Insurance. The Company has made available to Parent true and complete copies of all currently in-force, as of the date of this Agreement, material insurance policies covering the business, assets and operations of the Company and its Subsidiaries (other than any insurance policy comprising a Company Benefit Plan). The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and, since October 1, 2023 to the date of this Agreement, have not received written notice that they are in default with respect to any obligations under such policies other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since October 1, 2023 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such policies or has failed to give any timely and valid notice or present any material claim or occurrence under any such policies as required by and in accordance with the terms thereof, (b) there are no material claims under any such policies for which coverage has been denied by the applicable insurance carrier, and (c) to the Knowledge of the Company, the Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with applicable Law and all Company Material Contracts.

Section 4.21 Opinion of Financial Advisor. The Company Board has received the opinion of Evercore Group, L.L.C. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the consideration to be received by the holders (other than Parent, Merger Sub and their respective Affiliates) of outstanding Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

Section 4.22 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.12, the approval of the Company Board of the Merger and the other transactions contemplated by this Agreement represents all actions necessary to render inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement, the restrictions on “business combinations” as set forth in IBCL 23-1-43-1 to 23-1-43-23,  in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.23 Brokers. No broker, finder or investment banker (other than Evercore Group, L.L.C.) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available solely to Parent’s counsel a true, correct and complete copy of the Evercore Group, L.L.C. engagement letter.

Section 4.24 Affiliate Transactions. Other than pursuant to (i) indemnification obligations in the organizational documents of the Company and its Subsidiaries as of the date hereof and made available to Parent, (ii) indemnification, compensation or other employment arrangements in the ordinary course of business and (iii) any other Contract listed in Section 4.17 of the Company Disclosure Letter pursuant to clause (xiv) of Section 4.17(a), to the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract or agreement with or for the benefit of any Person that is required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act and that is not so disclosed.

Section 4.25 No Other Representations or Warranties . Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Affiliates nor any other Person on behalf of the Company makes, has made, has been authorized to make or shall be deemed to have made any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof, and the Company, its Affiliates and Representatives hereby disclaim any such other express or implied representations or warranties. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room for Project Helios run by Datasite Diligence and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), or any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted, except where the failure to be so organized, existing and (to the extent applicable) in good standing or to have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The organizational or governing documents of Parent and Merger Sub (the “Parent Organizational Documents”), are in full force and effect. Neither Parent nor Merger Sub is in violation of the Parent Organizational Documents. A true and correct copy of the Parent Organizational Documents have previously been provided to the Company.

Section 5.2 Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered hereunder by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, including the Merger and the Financing, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (and, with respect to Merger Sub, by its sole shareholder), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered hereunder or to consummate the transactions contemplated hereby and thereby, including the Merger and the Financing (other than, with respect to the consummation of the Merger, the filing of the Articles of Merger with the Secretary of State as required by the IBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles).

Section 5.3 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, or performance of their obligations hereunder will (i) conflict with or violate the Parent Organizational Documents, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 5.3(b), have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give rise to any payment obligation under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Financing, any Lien required or permitted thereunder) on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of each of the foregoing clauses (ii) and (iii), for any such violations, breaches, defaults, rights, terminations, amendments, accelerations, or cancellations which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Financing, or Parent’s or Merger Sub’s performance of their obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except pursuant to the Exchange Act, the Securities Act, state securities or “blue sky” Laws, any applicable Antitrust Laws, which, in each case, are as set forth in Section 5.3(b) of the Parent Disclosure Letter, filing and recordation of appropriate merger documents as required by the IBCL and the rules of the NYSE and such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 5.4 Absence of Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened in writing against either Parent or Merger Sub as has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 Absence of Certain Agreements. As of the date hereof, neither Parent nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which (a) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any shareholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (c) any third party has agreed to provide, directly or indirectly, equity capital (other than pursuant to the Equity Commitment Letter) to Parent or the Company to finance in whole or in part the Merger.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, in each case, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of the fully executed (i) (a) senior secured credit facilities and senior secured bridge facility debt commitment letter from the Financing Sources party thereto, dated as of the date of this Agreement, including all exhibits, schedules, annexes and amendments thereto, all in effect as of the date of this Agreement and (b) the letter of credit facility debt commitment letter from the Financing Sources party thereto, dated as of the date of this Agreement, including all exhibits, schedules, annexes and amendments thereto, all in effect as of the date of this Agreement (collectively, as amended, supplemented or replaced in compliance with this Agreement, the “Commitment Letters”) and the related Fee Letters referred to therein, in effect as of the date of this Agreement (the Commitment Letters and such Fee Letters (as amended, supplemented or replaced in compliance with this Agreement), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Financing Sources have committed to lend the amounts set forth therein to Parent or Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) equity commitment letter from Lone Star Fund XII, L.P. (the “Guarantor”), dated as of the date of this Agreement, including all exhibits, schedules, annexes and amendments thereto, all in effect as of the date of this Agreement (as amended, supplemented or replaced in compliance with this Agreement, the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Financing Commitments”), pursuant to which the Guarantor has committed to provide equity financing to Parent or Merger Sub in the amounts set forth therein for the purpose of funding the transactions contemplated hereby (the “Equity Financing” and, together with the Debt Financing, the “Financing”); provided, however, that solely in the case of the Fee Letters, accurate and complete copies have been delivered as of the date hereof to the Company with only the fee amounts and other economic provisions and any provisions related to “market flex” that are customarily redacted in connection with transactions of this type redacted, so long as no redaction covers terms that would adversely affect the aggregate principal amount that is committed under any Debt Commitment Letter, conditionality, availability or termination of the Debt Financing. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof solely for the purposes set forth in Section 3 of the Equity Commitment Letter delivered to the Company prior to or concurrently with the execution and delivery of this Agreement.

(b) As of the date of this Agreement, all of the Financing Commitments, in the forms provided to the Company by Parent, and any definitive agreements with respect to the Financing (which definitive agreements, whether entered into before or after the date of this Agreement (but if entered into after the date of this Agreement, only to the extent entered into in compliance with the first sentence of Section 6.11(c) or Section 6.11(a)), are referred to collectively in this Agreement as the “Financing Agreements”) are, assuming the due authorization, execution and delivery of this Agreement by the Company, in full force and effect and are legal, valid and binding obligations of the Guarantor, Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles). As of the date of this Agreement, no Financing Commitment or Financing Agreement has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated (other than to the extent expressly contemplated by the Commitment Letters and any related Fee Letters, including to add lenders, lead arrangers, investors, bookrunners, syndication agents or other entities who have not executed the Debt Commitment Letters as of the date of this Agreement or to give effect to any “market flex” provisions in any of the Fee Letters) by the Guarantor, Parent or Merger Sub or, to the Knowledge of Parent, by any other party thereto.

(c) As of the date of this Agreement, neither Parent nor Merger Sub nor, to the Knowledge of Parent, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Commitments or Financing Agreements, and to Parent’s Knowledge, assuming the conditions set forth in Section 7.1 and Section 7.2 are satisfied, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Commitments or Financing Agreements, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any of the Financing Commitments or Financing

Agreements, (iii) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (iv) adversely affect the ability of Parent or Merger Sub to enforce its rights against the Financing Sources or (v) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, neither Parent nor Merger Sub has received any notice or other communication from any party to any of the Financing Commitments or Financing Agreements with respect to (i) any actual or potential breach or default on the part of Parent, Merger Sub or any other party to any of the Financing Commitments or Financing Agreements, (ii) any actual or potential failure to satisfy any condition precedent or other contingency set forth in any of the Financing Commitments or Financing Agreements or (iii) any intention of such party to terminate any of the Financing Commitments or Financing Agreements or to not provide all or any portion of the Financing. As of the date of this Agreement, assuming the conditions set forth in conditions in Section 7.1 and Section 7.2 are satisfied, Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Financing Commitments and Financing Agreements) (x) have no reason to believe they will not be able to satisfy or obtain a waiver of each term and condition relating to the closing or funding of the Financing on a timely basis, (y) know of no fact, occurrence, circumstance or condition that would reasonably be expected to (1) cause any of the Financing Commitments or Financing Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective (other than to the extent expressly contemplated by such Financing Commitments or Financing Agreements or any related Fee Letters), (2) cause any of the terms or conditions relating to the closing or funding of any portion of the Financing not to be met or complied with, or otherwise waived, or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Financing Commitments to not be available to Parent and Merger Sub as of the Merger Closing and (z) know of no potential impediment to the funding of any of the payment obligations of Parent or Merger Sub under this Agreement. Parent or Merger Sub have fully paid (or caused to be paid) any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date of this Agreement, and Parent or Merger Sub will pay when due all other commitment, ticking or other fees, if any, arising under the Financing Commitments or Financing Agreements as and when they become payable.

(d) As of the date of this Agreement, the aggregate net proceeds from the Financing, when funded in accordance with the Commitment Letters, constitute all of the financing required for the consummation of the Merger and are sufficient in amount to provide Parent and Merger Sub with the funds necessary for Parent and Merger Sub to consummate the Merger and to satisfy all of Parent’s and Merger Sub’s obligations under this Agreement and the Financing Commitments that in each case are required to be paid on the Merger Closing Date (the amount necessary to make such payments, the “Required Payment Amount”).

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to any of the Financing Commitments or Financing Agreements to fund or invest, as applicable, the full amount (or any portion) of the Financing, including any condition or other contingency relating to the availability of the Financing pursuant to any “market flex” provisions, other than as expressly set forth in the Financing Commitments as in effect on the date of this Agreement (the “Disclosed Conditions”). Other than the Disclosed Conditions, no Financing Source or other Person (including the Guarantor) has any right to impose, and none of the Guarantor, Parent, Merger Sub, the

Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Financing nor any reduction to the aggregate amount available under the Financing Commitments (nor any term or condition which would have the effect of reducing the aggregate amount available under the Financing Commitments). As of the date of this Agreement, there are no side letters and (except for the Financing Commitments and the Financing Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Financing Source or other Person that could affect the availability of the Financing. As of the date of this Agreement, other than the Disclosed Conditions, there are no conditions precedent relating to the funding of the full amount of the Financing that would, or could reasonably be expected to, (i) impair the validity of the Financing Commitments, (ii) reduce the aggregate amount of the Financing, (iii) prevent, impede or delay the consummation of the transactions contemplated hereby, (iv) cause any Financing Commitment to be ineffective, or (v) otherwise result in the Financing not being available as of the Merger Closing to pay the Required Payment Amount.

(f) Except with respect to the Persons set forth in Section 5.7(f) of the Parent Disclosure Letter, none of the Guarantor, Parent, Merger Sub or any of their respective Affiliates or Representatives (for purposes of this Section 5.7(f), Affiliates shall be deemed to include each direct or indirect investor in Parent) has entered into any contract, agreement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the transactions contemplated hereby or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing, from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal.

Section 5.8 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has executed and delivered to the Company the Guaranty of the Guarantor, dated as of the date of this Agreement, in favor of the Company. The Guaranty is, assuming due execution and delivery of this Agreement by the Company, in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default on the part of the Guarantor under the Guaranty.

Section 5.9 Capitalization of Merger Sub. As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, no par value, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Financing).

Section 5.10 Investment Intention. Parent is acquiring through the Merger, the shares of capital stock of the Company or the Surviving Corporation, as applicable, for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 5.11 Solvency. None of Parent, Merger Sub and the Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Merger Sub is Solvent as of the date of this Agreement, and, assuming (a) the satisfaction of the conditions to Parent’s obligations to consummate the Merger, (b) the accuracy of the representations and warranties of the Company set forth in Article IV and (c) the consummation of the Financing contemplated by the Financing Commitments on the terms thereof as in effect on the date hereof, each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any Alternative Financing and the payment of the Required Payment Amount, be Solvent at and after the Effective Time.

Section 5.12 Ownership of Company Securities. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any other securities of the Company or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock or any of the foregoing securities, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested shareholder” of the Company, in each case as defined in IBCL 23-1-43-10.

Section 5.13 Management Agreements. There are no contracts, undertakings, commitments, agreements or obligations or understandings between the Guarantor, Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board or any of the Company’s Affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.14 Brokers. Other than Jefferies LLC and UBS Securities LLC, whose fees and expenses shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Guarantor, Parent or Merger Sub.

Section 5.15 Acknowledgment of Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, as of the date of this Agreement, they (a) have received access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date of this Agreement, have requested to review and (ii) the Electronic Data Room and (b) have had the opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub acknowledges and agrees that it is relying solely on the results of its own independent investigation and the representations and warranties of the Company expressly set forth in Article IV. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, (a) neither the Company nor any of its Subsidiaries nor any other Person makes, has made, has been authorized to make or shall be deemed to have made any representation or warranty, whether express or implied, relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article IV, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon (and is not being relied upon) by Parent, Merger Sub, the Guarantor, Financing Sources or any of their respective Affiliates or Representatives and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the Electronic Data Room, or any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties unless and to the extent expressly set forth in a representation or warranty set forth in Article IV. Each of Parent and Merger Sub acknowledges that none of the Company or any other Person is making, has made, has been authorized to make or shall be deemed to have made any representation or warranty, except for those expressly set forth in Article IV, with respect to any estimates, projections or forecasts involving the Company, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and Parent and Merger Sub have not relied on any such estimates, projections or other forecasts or plans. Each of Parent and Merger Sub acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts, that each of Parent and Merger Sub is familiar with such uncertainties and takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Each of Parent and Merger Sub acknowledges that, should the Merger Closing occur, Parent and Merger Sub shall acquire the Company without any representation or warranty as to merchantability or fitness for any particular purpose of its assets, on an “as is” and “where is” basis, except as otherwise expressly set forth in Article IV of this Agreement; provided, however, that nothing in this Section 5.15 is intended to limit or modify the representations and warranties contained in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (c) as may be expressly required pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) carry on its business in the ordinary course of business consistent with past practice and (2) (i) preserve intact the Company’s organization and goodwill and (ii) preserve the Company’s business relationships with employees, customers, suppliers, joint venture partners, lenders, Governmental Authorities and others having material business relationships with the Company; provided, however, that the failure by Company or its Subsidiaries to take any action prohibited by any provisions in clause (y) of this Section 6.1 shall not be deemed to be a breach of the covenants contained in this clause (x) and (y) the Company shall not and shall not permit any of its Subsidiaries to:

(a) amend or otherwise change the Charter or the By-laws, or such equivalent organizational or governing documents of any of the Subsidiaries of the Company (other than immaterial changes to the organizational or governing documents of any of its Subsidiaries);

(b) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose, encumber, transfer or grant, or renew, extend or modify any rights with respect to, any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock, or any other equity interests (including stock appreciation rights, phantom stock or similar instruments); provided, however, that the Company may issue shares upon the exercise of any Company Option or the vesting and settlement of any Company Restricted Stock Unit or Company Performance-Based Restricted Stock Unit outstanding on the date of this agreement or otherwise granted in accordance with the terms hereof;

(c) (i) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than (x) dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (y) one (1) cash dividend paid by the Company to its shareholders on or prior to December 31, 2025, in an amount not to exceed $0.2275 per share, (ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or (iii) redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other securities except for forfeitures upon termination of employment or service or repurchases pursuant to the net share settlement of Company Equity Awards outstanding on the date of this Agreement, for any purchase price payable upon exercise or the withholding of any applicable Taxes due upon exercise or settlement pursuant to the terms thereof;

(d) except as required pursuant to Company Benefit Plans or Foreign Benefit Plans, in each case, as set forth on Section 4.14 of the Company Disclosure Letter, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to any current or former employees, directors, executive officers or other individual service providers of the Company or any of its Subsidiaries, (ii) grant, confer or award any equity or equity-based compensation, (iii) grant any severance, retention or change in control pay to, or enter into any severance, retention or change in control agreement with, any current or former employee, director, executive officer or other individual service provider of the Company or any of its Subsidiaries, (iv) terminate (other than for cause), engage, hire or enter into any employment agreement or offer letter with any individual with annual base compensation exceeding $300,000, (v) take any action to accelerate the funding, vesting or payment of any compensation or benefits payable or provided to any current or former employee, director, executive officer or other individual service provider of the Company or any of its Subsidiaries, (vi) cancel or forgive any loans to any current or former employee, director, executive officer or other individual service provider of the Company or any of its Subsidiaries, (vii) establish, adopt, enter into, terminate, modify or amend any Company Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or executive officers or any of their beneficiaries that would be a Company Benefit Plan if in effect on the date hereof, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such plan, trust, fund, policy or arrangement, or (viii) commit, promise or announce the intention to take any of the foregoing actions;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets), any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to (i) acquisitions with collective purchase prices not exceeding $5,000,000 individually or $10,000,000 in the aggregate and (ii) any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness for any Person or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness (i) incurred under the Facilities (as in effect immediately prior to the date of this Agreement and without regard to any amendments or modifications thereto that increase the commitments thereunder), (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement that have been made available to Parent prior to the date of this Agreement or (iii) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries; provided, that, notwithstanding anything to the contrary in this Agreement (including the foregoing exceptions), the aggregate principal amount of all outstanding letters of credit, bank guarantees, credit support instruments (other than surety bonds or similar instruments) or other similar obligations, in respect of obligations of the Company and/or any of its Subsidiaries (whether outstanding as of the date hereof or issued, renewed, replaced or extended by, for the account of or on behalf of the Company and/or any of its Subsidiaries) (in each case other than (1) letters of credit (other than trade or commercial letters of credit or bank guarantees) issued under the Credit Facility and (2) letters of credit, bank guarantees, credit support instruments or other similar obligations issued under Contracts existing as of the date hereof that have been disclosed (or, upon execution thereof, are reasonably promptly disclosed) to Parent in writing and under which the consummation of the Merger (and related transactions contemplated hereunder) would not (i) be a breach of or a default under or otherwise violate or (ii) require or result in the posting of any cash collateral or other collateral, security, bond or other credit support by Parent, Merger Sub, the Company or any of their respective Subsidiaries, unless such Contracts are amended or the counterparties thereto have provided their irrevocable written consent (which shall not be withdrawn, revoked or amended) to the consummation of the Merger (and related transactions contemplated hereunder), in each case, without any requirement for the posting of any cash collateral or other collateral, security bond or other credit support by Parent, Merger Sub, the Company or any of their respective Subsidiaries, and a copy of such consent shall be promptly provided to Parent; provided that the aggregate principal amount of obligations outstanding under clauses (1) and (2) (together with any cash collateral or other collateral, security bond or other credit support by Parent, Merger Sub, the Company or any of their respective Subsidiaries posted or required to be posted on or prior to or following the Merger Closing Date in connection with any parent guarantee, letter of credit, bank guarantee, credit support instrument or similar obligation (but without double counting the same exposure)) shall not exceed $60,000,000 in the aggregate) shall not exceed $350,000,000 in the aggregate at any time (for the avoidance of doubt, including but not limited to the Existing Letters of Credit and those on any supplemental L/C Schedule delivered to Parent pursuant to Section 6.12(a)); provided, further, that any issuance, renewal, replacement or extension of letters of credit, bank guarantees, credit support instruments or other similar obligations shall be made in the ordinary course of business and consistent with past practice;

(g) (i) materially modify or amend (other than extensions in the ordinary course of business), cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or (ii) other than in the ordinary course consistent with past practice, enter into any Contract that if in effect on the date of this Agreement would be a Company Material Contract;

(h) make any material change in accounting methods, except as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(i) other than litigation governed by Section 6.18, waive, release, assign, settle or compromise any (x) governmental complaint or (y) claims, liabilities or obligations arising out of, related to or in connection with litigation, other than, settlements of, or compromises for, any litigation (i) where the amounts paid or to be paid are (A) covered, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any material increase in the premiums due under such policies or (B) otherwise less than $3,000,000 individually or $10,000,000 in the aggregate and (ii) that do not involve a non-monetary restriction on the Company or its Subsidiaries (except for confidentiality and similar de minimis obligations) or an admission of liability or wrongdoing;

(j) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, merger, consolidation, reorganization or recapitalization of the Company or any of its Subsidiaries other than as would be permitted under clause (e) of this Section 6.1;

(k) make any loans or advances to, or capital contributions to or investments in, any Person (other than (x) the Company or any direct or indirect wholly owned Subsidiary of the Company or (y) travel and similar advances to its employees in the ordinary course of business consistent with past practice) in excess of $3,000,000 individually or $7,500,000 in the aggregate, other than as would be permitted under clause (e) of this Section 6.1;

(l) except as set forth in the capital budget of the Company made available to Parent prior to the date of this Agreement, not commit or authorize any commitment to make any capital expenditures in excess of $5,000,000 in the aggregate;

(m) transfer, sell, lease, divest, abandon or otherwise dispose of any material assets or businesses of the Company or its Subsidiaries (excluding equity interests and Intellectual Property Rights, which are the subject of clauses (b) and (p) of this Section 6.1), other than (i) equipment, inventory, supplies and other assets in the ordinary course of business, (ii) in replacement of existing machinery, (iii) disposals of property at the end of its useful life or disposals of obsolete or expired property, (iv) Permitted Liens, (v) substantially in accordance with the Company’s budget made available to Parent prior to the date of this Agreement, (vi) pursuant to Contracts in effect prior to the date of this Agreement or (vii) transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(n) engage in any material transaction with, or enter into any material agreement, arrangement or understanding with any Affiliate of the Company or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC;

(o) (i) enter into a new material line of business or (ii) abandon or discontinue any existing material lines of businesses;

(p) transfer, sell, lease, license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or grant any Lien on any material Company IP, except for the granting by the Company or its Subsidiaries of licenses in the ordinary course of business consistent with past practice;

(q) fail to use commercially reasonable efforts to maintain insurance coverage under material insurance policies;

(r) (i) make, revoke or modify any material election related to Taxes, (ii) change or revoke any material Tax accounting method, (iii) change any annual Tax accounting period, (iv) file any material amended Tax Return or any material amendment or other modification to any Tax Return other than in the ordinary course of business, (v) enter into any material closing agreement (as defined in Section 7121 of the Code), (vi) enter into any material voluntary disclosure agreement or program with any Governmental Authority, (vii) settle, compromise, concede, or abandon any material Tax claim or assessment,

(viii) surrender any right to claim a refund of material Taxes or (ix) consent to any extension or waiver of the limitation period applicable to any material Tax, Tax claim, or Tax assessment (other than automatic extensions granted in the ordinary course of business);

(s) (i) (A) negotiate, modify, extend, or enter into any Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries, (ii) implement any employee layoffs, plant closings, reductions in force, or other such actions that would trigger the notice obligations of the WARN Act or (iii) intentionally waive or release any non-competition, non-solicitation, non-disclosure, non-interference or other material restrictive covenant of any individual with annual base compensation as of the end of his or her employment or engagement with the Company or its Subsidiaries exceeding $300,000;

(t) make or commit to make any payments to the Persons listed under clause (t) of Section 6.1(y) of the Company Disclosure Letter other than in accordance with the schedule of payments set forth under clause (t) of Section 6.1(y) of the Company Disclosure Letter; or

(u) enter into any agreement to do any of the foregoing.

Section 6.2 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree with the Company that between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Merger Sub:

(a) shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or any of its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) materially delay the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, or (ii) materially delay or prevent the consummation of the transactions contemplated by this Agreement; and

(b) shall not, and shall not permit any of its Subsidiaries to, enter or agree to enter into any definitive agreement for the acquisition of any business or Person or take or agree to take any other action which in either case would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 6.3 Proxy Statement; Shareholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within twenty-five (25) Business Days following the date of this Agreement), the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by Section 6.6(d) or Section 6.6(g), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall as promptly as reasonably practicable notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and will consider in good faith any such comments by Parent. Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall, as promptly as reasonably practicable (and in any event within ten (10) Business Days following the Proxy Statement Clearance Date), establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Shareholders’ Meeting”) and, as promptly as reasonably practicable following such record date, mail (or cause to be mailed) to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting a Proxy Statement (such date, the “Proxy Date”). The Company shall duly call, convene and hold the Shareholders’ Meeting as promptly as reasonably practicable after the Proxy Date (and in no event later than the fortieth (40th) day following the first mailing of the Proxy Statement to the shareholders of the Company); provided, however, that the Company, in its reasonable judgment and following consultation with Parent, shall determine the length of any period for the solicitation of proxies from its shareholders and, furthermore, that the Company may (and, on no more than one (1) occasion and for no more than ten (10) Business Days, if requested by Parent, shall) postpone, recess or adjourn the Shareholders’ Meeting (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow additional time for solicitation of proxies for purposes of obtaining the Requisite Shareholder Approval, (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting or (v) if required by applicable Law or a request from the SEC or its staff; provided, however, that the Company may not postpone, recess or adjourn the Shareholders’ Meeting pursuant to the foregoing clauses (ii), (iii) or (iv) of this Section 6.3(b) (x) more than two (2) times or (y) for more than twenty-five (25) Business Days in the aggregate (for purposes of the foregoing clauses (x) and (y), without counting any postponements, recesses or adjournments effected at the request of Parent), in each case, without Parent’s prior written consent. Once the Company has established a record date for the Shareholders’ Meeting, the Company shall not change such record date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law, the Articles or the By-laws. Unless the Company Board shall have effected a Change in Recommendation, the Company shall use commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement.

(c) If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others, and the Company shall as promptly as reasonably practicable file an amendment or supplement to the Proxy Statement to correct such information. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.4 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the provisions of Section 6.4(b), each of the parties hereto shall (and shall cause its applicable Affiliates and Subsidiaries to) use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, each of the parties agrees to use its reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable, (ii) obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or non-actions by, any Governmental Authority or any third party (including as set forth on Section 4.4 of the Company Disclosure Letter) necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and any other applicable Antitrust Law) and take all steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; provided that, without limiting Parent and Merger Sub’s obligations under Section 6.4(b) (x) in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement, including the Merger, under any Contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent and (y) neither the Company nor any of its Subsidiaries shall enter into any Contract, amend or terminate any Contract, make any payment or grant any concession, in each case, for the purpose of obtaining any licenses, approvals, clearances, consents, permits, registrations or other authorizations in connection with the consummation of the transactions contemplated by this Agreement unless directed by Parent, (iii) vigorously defend or contest any claims, lawsuits, actions or other legal proceedings, whether judicial or administrative and whether brought by a Governmental Authority or any third party, challenging this Agreement or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) execute and deliver any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Section 6.4 shall govern the parties’ actions with respect to those matters specified in Section 6.20, which Section 6.20 shall exclusively govern the parties’ actions with respect such matters.

(b) Without limiting the general obligations of Parent or Merger Sub under Section 6.4(a), Parent and Merger Sub agree to promptly take, and to cause their respective Subsidiaries to take, any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to close the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses of Parent or the Company or their respective Subsidiaries (or agreeing to change or modify any course of conduct regarding future operations or otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines, divisions or assets or interests therein), (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing) (each such action in the foregoing clauses (i) through (iii), a “Remedy Action”), as are required in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or delaying the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that any Remedy Action shall be conditioned on the occurrence of the Merger Closing unless otherwise agreed in writing by the parties. Each of the parties hereto shall promptly (and in no event later than twenty-five (25) Business Days following the date that this Agreement is executed) make and not withdraw (other than, with the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, one (1) “pull and refile” pursuant to 16 CFR § 803.12) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and each comparable filing or notification that is required to be made with or to the Governmental Authorities listed on Section 7.1(b) of the Company Disclosure Letter pursuant to the applicable Antitrust Laws listed thereon, and thereafter promptly make any other required submissions under the HSR Act and any other applicable Antitrust Law, in each case, with respect to the transactions contemplated hereby, including the Merger. In furtherance and not in limitation of the foregoing or anything else in this Section 6.4, each party agrees to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or early termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act and any other Antitrust Law as soon as practicable.

(c) Subject to applicable Law, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement (other than private or personal information pertaining to any individual applicants, or other materials raising reasonable privilege or confidentiality concerns, which may remain confidential). Neither party shall have any material communication or meeting (telephonic or in-person) regarding the transactions contemplated by this Agreement with a Governmental Authority without giving the other party a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such other party’s participation or attendance in the communication or meeting).

Section 6.5 Access to Information; Confidentiality. From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company will, and will cause its Subsidiaries to, (x) provide to Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable prior notice from Parent, to their respective employees (including plant-level personnel), properties, books, contracts and records (including plant-level data) as Parent may reasonably request, (y) use commercially reasonable efforts to provide to Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable prior notice from Parent, to the Representatives and their personnel listed on Section 6.5 of the Company Disclosure Letter and the work product of such Representatives (provided, that (I) the Company will agree to sign any waivers or other forms reasonably requested by such Representatives to grant Parent and its Affiliates access to such Representatives’ personnel and work product, (II) the Company will not restrict (and agrees that this Section 6.5 does not restrict) Parent from communicating with any personnel of such Representatives that are not listed on Section 6.5 of the Company Disclosure Letter, and (III) Parent agrees to reimburse the Company for any reasonable and documented costs invoiced to the Company by such Representatives directly arising from Parent’s access permitted under Section 6.5 of the Company Disclosure Letter (provided, further, that the Company and its Affiliates (and not Parent) shall be responsible for any amounts that would have been incurred by the Company regardless of such access by Parent)), in each case as Parent may reasonably request and solely to the extent relating to the work performed by such Representatives for the Company and its Subsidiaries, and (z) provide to Parent and its authorized Representatives such financial and operating data of the Company and its Subsidiaries as Parent may reasonably request, in each case of clauses (x) through (z), including in connection with the purposes of preparing for and effecting the transactions contemplated by this Agreement (including the Financing, transition and integration planning and day 1 readiness). Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (a) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) violate any applicable Laws, (iii) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries or (iv) breach any agreement of the Company or any of its Subsidiaries with any Third Party (provided, that in the case of each of the foregoing clauses (i) through (iv), the Company has reasonably cooperated with Parent and used commercially reasonable efforts to permit disclosure of such information in a manner that (I) preserves such compliance with applicable Law, such compliance with provisions of any such agreement or such privilege and (II) would not unreasonably disrupt the businesses or operations of the Company or any of its Subsidiaries) or (b) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto. Furthermore, notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide access to any property for the purpose of conducting any environmental assessments (including such assessments commonly referred to as “Preliminary Assessments,” “Phase I Environmental Site Assessments” or “Phase II Environmental Site Assessments”) or any other environmental diligence activities, including environmental site visits, audits, studies or investigations. Without limiting the generality of the foregoing, but subject to the limitations in the immediately preceding sentence, from the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall (A) promptly furnish to Parent (i) a monthly consolidated unaudited balance sheet and income statement of the Company and its Subsidiaries, for each calendar month through the Merger Closing Date, (ii) a quarterly consolidated statement of cash flows of the Company and its Subsidiaries, for each fiscal quarter through the Merger Closing Date, (iii) the consolidated cash balance of the Company and its Subsidiaries as of the end of each calendar month, for each calendar month through the Merger Closing Date, (iv) a quarterly consolidated financial forecast for the Company and its Subsidiaries, for each fiscal quarter through the Merger Closing Date, and (v) any monthly reporting package prepared by senior management of the Company for the Chief Executive Officer of the Company or the Company Board; provided, the Company shall only be required to furnish the materials set forth in the foregoing clauses (i) through (v) to Parent in the format (and at times) consistent with the manner in which the Company has prepared such materials in the ordinary course of business and consistent with past practice, and (B) keep Parent reasonably informed with respect to the development of its annual budget in accordance with the Company’s normal budget preparation cycle (including by providing Parent with an opportunity to discuss such annual budget with the Company’s senior management team prior to its approval by the Company Board (provided that the Company shall not be required to take into account any such discussions in the final annual budget)) and deliver a copy of such annual budget to Parent promptly after such annual budget is approved by the Company Board or otherwise finalized in accordance with the Company’s policies. All information and documents exchanged pursuant to this Section 6.5 shall be subject to the Confidentiality Agreement and the Clean Team Agreement (as applicable) and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder. Notwithstanding anything to the contrary in this Agreement, Parent shall be permitted to disclose any information to Parent’s or its Affiliates’ Financing Sources, rating agencies and prospective lenders and investors in connection with the arrangement or syndication of the Financing subject to each prospective recipient’s entering into customary confidentiality undertakings with respect to such information.

Section 6.6 Acquisition Proposals.

(a) Except as provided in this Section 6.6, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, and shall cause the directors and officers of the Company and its Subsidiaries to, (i) immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person conducted heretofore by the Company, its Subsidiaries or any of their Representatives with respect to any Acquisition Proposal or with respect to any inquiries, indications of interest, proposals or offers that would reasonably be expected to result in an Acquisition Proposal, (ii) promptly following the date hereof (and in any event within three (3) Business Days after the date of this Agreement), request in writing (email being sufficient) that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal promptly destroy or return to the Company all nonpublic information previously furnished by the Company or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of such confidentiality agreement, and (iii) promptly following the date hereof (and in any event within one (1) Business Day after the date of this Agreement), terminate access to any physical or electronic data room relating to a possible Acquisition Proposal by such Person and its Representatives. Except as otherwise provided in this Section 6.6, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and will cause its Subsidiaries not to, and will instruct its and their respective Representatives not to and will use its reasonable best efforts to cause its and their respective Representatives not to, and will cause the directors and officers of the Company and its Subsidiaries not to, (w) initiate, solicit or knowingly encourage or knowingly facilitate, directly or indirectly, the making of any Acquisition Proposal or any inquiries, indications of interest, proposals or offers that would reasonably be expected to result in, an Acquisition Proposal, (x) engage or otherwise participate in negotiations or substantive discussions with, or furnish any nonpublic information or other access to, any Third Party with the intent to induce the making or submission of, or otherwise relating to, an Acquisition Proposal (other than following receipt of an Acquisition Proposal that did not result from a breach (other than a de minimis breach) of this Section 6.6(a), contacting the Person making such Acquisition Proposal or its Representatives solely to clarify the terms and conditions of such Acquisition Proposal), (y) approve, endorse, or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or (z) fail to enforce, or grant any waiver or amendment or release under, any standstill or similar provision that prohibits a proposal being made to the Company unless (and only to the extent) the Board of Directors has determined in good faith, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Shareholder Approval, in the event that the Company receives a bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach (other than a de minimis breach) of Section 6.6(a), the Company and the Company Board and their Representatives may engage in negotiations or substantive discussions with, or furnish information and other access to, any Third Party making such Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and that failure to take such actions contemplated by this Section 6.6(b) would be inconsistent with its fiduciary duties pursuant to applicable law; provided that (x) prior to furnishing any nonpublic information relating to the Company or any of its Subsidiaries, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement, (y) any such nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available (including through posting on the Electronic Data Room) to Parent substantially concurrently with it being so furnished to such Third Party and (z) any competitively sensitive information or data provided to any such Third Party in accordance with this Section 6.6 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, such arrangements to be determined by the Company in good faith.

(c) Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) withdraw (or qualify, amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or so qualify, amend or modify), the Company Board Recommendation or (B) adopt a formal resolution approving, adopting or recommending any Acquisition Proposal, or propose publicly to approve, adopt or recommend, or otherwise declare advisable, any Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) Business Days after Parent so requests in writing (or, with respect to any Acquisition Proposal or any change to the price or other material terms of such Acquisition Proposal that is publicly disclosed within the last ten (10) Business Days prior to the then-scheduled Shareholders’ Meeting, fail to take the actions referred to in this clause (C), with references to the ten (10) Business Day period being replaced with three (3) Business Days) it being understood that Parent may make such request only once with respect to each such Acquisition Proposal (provided that Parent may make another written request in the event of any publicly disclosed change to the price or other material terms of such Acquisition Proposal), (D) fail to publicly recommend against any Acquisition Proposal structured as a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (within the meaning of Rule 14d-2 promulgated under the Exchange Act) or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or allow the Company or any of its

Subsidiaries to execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with any Third Party relating to any Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach (other than a de minimis breach) of Section 6.6(a) and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, the Company may make a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii) and, in the event of a termination, concurrently with such termination, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not make a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii) unless (A) the Company (x) complies with its obligations set forth in Section 6.6(e), and (y) in the case of a termination, pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(e) The Company Board shall not be entitled to make a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii) as provided in Section 6.6(d), (x) unless the Company shall have provided to Parent four (4) Business Days prior written notice (the “6.6(e) Notice”, and such notice period, the “6.6(e) Notice Period”) advising Parent that the Company Board intends to take such action and providing the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal and unredacted copies of all relevant transaction documents, and (y):

(i) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such 6.6(e) Notice Period any revisions to the terms of this Agreement, the Equity Commitment Letter and the Guaranty proposed by Parent; and

(ii) the Company Board shall have considered any adjustments to this Agreement (including a change to the price and other terms hereof) and the other agreements contemplated hereby that have been irrevocably offered in writing by Parent by the end of the negotiation period (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the 6.6(e) Notice Period and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect (provided further that each material revision to the Superior Proposal (it being understood that any change to the financial terms or form of consideration shall be deemed a material revision) shall be deemed a new Acquisition Proposal and the Company Board may not make a Change in Recommendation or terminate this Agreement pursuant to Section 8.1(c)(ii) as provided in Section 6.6(d) unless the Company has complied with the requirements of this Section 6.6(e) with respect to each such new Acquisition Proposal, including sending a new 6.6(e) Notice with respect to each such new Acquisition Proposal (it being understood and agreed that the applicable notice and negotiation period for any subsequent 6.6(e) Notice shall be three (3) Business Days from the date each such subsequent 6.6(e) Notice is delivered)).

(f) The Company shall promptly (and in any event within thirty-six (36) hours) advise Parent orally or in writing in the event that the Company receives (i) any Acquisition Proposal or any inquiry by any Person relating to any Acquisition Proposal, or (ii) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, personnel, assets, books or records of the Company or any of its Subsidiaries, in each case, by any Third Party in connection with an Acquisition Proposal or any proposal that would reasonably be expected to lead to an Acquisition Proposal, and in connection with such notice, if applicable, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal and unredacted copies of the Acquisition Proposal and all related documents that describe any of the material terms and conditions of such Acquisition Proposal (including all financing commitments and other documents relating to such financing)) of any such Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof, including promptly (but in no event later than thirty-six (36) hours after receipt) providing Parent unredacted copies of all material correspondence and written materials that describe any of the material terms and conditions of such Acquisition Proposal (including any amendments or modifications thereto) sent or provided to or by the Company or any of its Subsidiaries or any of their respective Representatives in connection therewith.

(g) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Shareholder Approval, the Company Board may make a Change in Recommendation pursuant to clause (A) or (E) thereof if the Company Board determines, in good faith, after consultation with its outside legal counsel, that (i) an Intervening Event occurred and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties; provided that prior to taking any such action, (x) the Company has given Parent four (4) Business Days’ notice of its intention to take such action and a description of such Intervening Event that serves as the basis of the Change in Recommendation, (y) the Company has negotiated in good faith (to the extent Parent requests to negotiate) with Parent during such notice period any revisions to the terms of this Agreement, the Equity Commitment Letter and the Guaranty proposed by Parent and (z) following the end of such notice period, the Company Board shall have determined, in good faith, taking into account any revisions to the terms of this Agreement, the Equity Commitment Letter and the Guaranty irrevocably offered in writing by Parent by the end of the negotiation period and after consultation with the Company’s outside legal counsel, that failure to make a Change in Recommendation would continue to be inconsistent with the directors’ fiduciary duties if such proposed revisions were to be given effect (provided, further, that each material change to facts and circumstances relating to the Intervening Event shall require a new notice and the Company Board may not make a Change in Recommendation pursuant to this Section 6.6(g) unless the Company has complied with the requirements of this Section 6.6(g) with respect to such facts and circumstances (it being understood and agreed that the applicable notice and negotiation period for any subsequent notice shall be three (3) Business Days from the date each such subsequent notice is delivered)).

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s shareholders), and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Acquisition Proposal, (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s shareholders) or (iii) making any disclosure if the Company Board determines, in good faith after consultation with its outside legal counsel that such disclosure is required by applicable Law; provided, however, that any disclosures (x) permitted under clauses (i) and (ii) of this Section 6.6(h) shall not, in themselves, constitute a Change in Recommendation and (y) the foregoing will not be deemed to permit the Company Board to effect a Change in Recommendation other than in accordance with Section 6.6(d) or Section 6.6(g).

(i) Any breach of this Section 6.6 by any director or officer of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification, and advancement of expenses for actual or alleged acts, omissions, facts, events or any other matters actually or allegedly occurring at any time at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with or relating to the transactions contemplated by this Agreement, including the Merger), now existing in favor of the Indemnitees as provided in the Charter or By-laws, the organizational or governing documents of any of the Subsidiaries of the Company, in each case, in effect as of the Effective Time, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from and after the Effective Time, Parent, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, indemnify, defend and hold harmless, and advance expenses to, the Indemnitees with respect to any actual or alleged acts, omissions, facts, events or any other matters actually or allegedly occurring at any time at or prior to the Effective Time (including any matters arising in connection with or relating to the transactions contemplated by this Agreement, including the Merger) in the event of any threatened or actual Proceeding, whether civil, criminal, administrative, investigative or otherwise, based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that such Indemnitee is or was a director, officer, member, manager or employee of the Company or its Subsidiaries, is or was a trustee or fiduciary of a Company Benefit Plan, or such Indemnitee is or was serving on behalf of the Company as a director, officer, member, manager or employee of any of the Company’s Affiliates or any of their predecessors or any other Person, against any and all costs and expenses (including reasonable and reasonably documented attorneys’ fees, which documentation shall not, for the avoidance of doubt, require any Indemnitee to waive or jeopardize any applicable privilege), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement to the fullest extent permitted by applicable Law. For a period of six (6) years from and after the Effective Time, Parent shall cause the articles of incorporation, by-laws or other organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation, advancement of expenses and limitation of liability that are no less favorable to the Indemnitees than those set forth in the Charter and By-laws in effect as of the Effective Time, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnitee, in each case, except as required by applicable Law. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.7.

(b) Without limiting the provisions of Section 6.7(a), Parent, the Surviving Corporation and its Subsidiaries shall pay in advance of the final disposition of any threatened or actual Proceeding or any other matter all costs and expenses (including reasonable and reasonably documented attorneys’ fees, which documentation shall not, for the avoidance of doubt, require any Indemnitee to waive or jeopardize any applicable privilege) on a current basis as incurred (but not later than fifteen (15) days of a request therefor) of any Indemnitee to the fullest extent permitted by applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking (which shall not require any security) to repay any such advance if it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, Parent, the Surviving Corporation and its Subsidiaries shall not, and Parent shall cause the Surviving Corporation and its Subsidiaries not to, settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding or any other matter for which an Indemnitee may seek indemnification under this Section 6.7(b) unless such settlement, compromise, consent or termination includes a full and unconditional release of such Indemnitees from any and all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c) At or prior to the Effective Time, the Company may, and, if the Company does not, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for directors’ and officers’ liability, fiduciary liability and employment practices liability “tail” insurance covering the Indemnitees and the other natural persons covered under the Company’s directors’ and officers’ liability, fiduciary liability and employment practices liability insurance in effect as of the Effective Time (such current insurance, the “Current Insurance”), with a reporting period of six (6) years from and after the Effective Time with respect to claims and other matters arising out of or relating to actual or alleged acts, omissions, facts, events or any other matters actually or allegedly occurring at any time at or prior to the Effective Time (including any matters arising in connection with or relating to the transactions contemplated by this Agreement, including the Merger) from an insurance carrier(s) with the same or better credit rating as the insurance carrier(s) with respect to the Current Insurance and with terms and conditions (including retentions and limits of liability) that are no less favorable to the natural insured persons thereunder than the Current Insurance; provided that the Company or the Surviving Corporation, as applicable, shall not be required to expend for such “tail” insurance an aggregate premium in excess of three hundred percent (300%) of the aggregate annual premium for the Current Insurance (“Maximum Amount”); provided, further, that if such “tail” insurance is not available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company or the Surviving Corporation shall obtain the most favorable coverage available for the Maximum Amount. If such “tail” insurance has been obtained by either the Company or the Surviving Corporation at or prior to the Effective Time, Parent shall cause such “tail” insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of six (6) years from and after the Effective Time, the Current Insurance, or provide substitute policies therefor from an insurance carrier(s) with the same or better credit rating as the insurance carrier(s) with respect to the Current Insurance, in each case, covering the Indemnitees and the other natural persons covered under the Current Insurance with respect to claims and other matters arising out of or relating to actual or alleged acts, omissions, facts, events or any other matters actually or allegedly occurring at any time at or prior to the Effective Time (including any matters arising in connection with or relating to the transactions contemplated by this Agreement, including the Merger) and with terms and conditions (including retentions and limits of liability) that are no less favorable to the natural insured persons thereunder than the Current Insurance; provided that the Surviving Corporation shall not be required to expend for such insurance an aggregate annual premium in excess of the Maximum Amount; provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then the Surviving Corporation shall obtain the most favorable coverage available for the Maximum Amount.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee and any other Persons to whom this Section 6.7 applies (and their respective successors, heirs, estates, administrators, executors, assigns or representatives), each of whom shall be a third-party beneficiary of this Section 6.7. Following the Merger Closing, Parent shall advance, and cause to be paid, on a current basis (but not later than fifteen (15) days of a request therefor) all costs and expenses, including reasonable and documented attorneys’ fees (which documentation shall not, for the avoidance of doubt, require any Indemnitee to waive or jeopardize any applicable privilege), that may be incurred by any Indemnitee or other Person to whom this Section 6.7 applies in enforcing their rights hereunder.

(e) The rights of each Indemnitee and any other Persons to whom this Section 6.7 applies shall be in addition to, and not in substitution for, any rights such Person may have under the Charter or By-laws, the organizational or governing documents of any of the Subsidiaries of the Company, the articles of incorporation, by-laws or other organizational documents of the Surviving Corporation and its Subsidiaries, applicable Law, any Contract or otherwise.

(f) Notwithstanding any other provision of this Agreement, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries. In the event that Parent, the Surviving Corporation, its Subsidiaries or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its assets to any Person, then, and in each such case, Parent, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, ensure that proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation, its Subsidiaries or any of their respective successors or assigns, as applicable, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 7.2 not to be satisfied, or in the case of Parent, any condition set forth in Section 7.3 not to be satisfied, at any time from the date of this Agreement to the Effective Time, and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, no such notification shall, in and of itself, affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

Section 6.9 Public Announcements. The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company. Parent and the Company shall not, and shall cause their respective Affiliates not to, issue any other press releases or public announcements or make any other broad-based communications directed at employees, suppliers, vendors or customers, in each case with respect to this Agreement or the transactions contemplated hereby, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such prior written consent shall be required to the extent (x) otherwise expressly contemplated by this Agreement, (y) disclosure is required by Law, Order, court process, the applicable rules of the NYSE or any listing agreement with the NYSE (but in the case of this clause (y), the parties shall consult with each other in good faith before making such disclosure, to the extent practicable and legally permissible) or (z) the information to be disclosed is substantially consistent with information included in a press release, public announcement or communication previously subject to the consent rights set forth in this Section 6.9. Notwithstanding any other provision of this Agreement, (i) (x) the Company and its Affiliates will no longer be required to consult with Parent or obtain Parent’s consent in connection with any such press release, public announcement or communication issued by the Company or its Affiliates in response to the receipt or the existence of an Acquisition Proposal or Superior Proposal, its consideration of the foregoing or the making of a Change in Recommendation or any matters related thereto or following any press release, public announcement or communication in respect of any of the foregoing matters and (y) Parent and its Affiliates will not be required to consult with the Company or obtain the Company’s consent with respect to any press release, public announcement or communication in respect of any of the foregoing matters in clause (x), (ii) the requirements of this Section 6.9 shall not apply to any disclosure by the Company or Parent (or any of their respective Affiliates) of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement and (iii) Parent and its Affiliates will not be required to consult with the Company or obtain the Company’s consent to make ordinary course disclosures and communications to existing or prospective general and limited partners and investors of Parent or any of its Affiliates, in each case who are subject to customary confidentiality restrictions; provided that such ordinary course disclosures and communications do not include material nonpublic information with respect to the Company or any of its Subsidiaries.

Section 6.10 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary thereof (or until the date of termination of employment of the relevant Company Employee, if sooner), Parent shall provide, or shall cause the Surviving Corporation or its applicable Subsidiary to provide, each employee of the Company and any of its Subsidiaries as of immediately prior to the Effective Time who remains employed by the Company immediately thereafter (each, a “Company Employee”) with (i) an annual base salary or wage rate, as applicable, that is at least equal to the annual base salary or wage rate provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time, (ii) short-term and long-term incentive compensation opportunities that are, in the aggregate, no less economically favorable than the short-term and long-term incentive compensation opportunities provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time and (iii) employee benefits (excluding change in control payments, deferred compensation, severance, incentive, bonus, equity or equity-based, post-employment welfare and defined benefit pension benefits) that are, in the aggregate, no less favorable than the employee benefits (subject to the same exclusions) provided to such Company Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time; provided that nothing in this Section 6.10(a) shall obligate Parent or any of its Affiliates (including the Surviving Corporation) to provide any Company Employee with any compensation or benefits in the form of equity or equity-based compensation.

(b) Without limiting Section 6.10(a), during the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee who experiences a termination of employment that would give rise to severance payments or benefits under the existing terms of any Company Benefit Plan or Foreign Benefit Plan, in each case, set forth on Section 4.14 of the Company Disclosure Letter applicable to such Company Employee, severance payments or benefits that are no less favorable than the severance payments and benefits that such Company Employee would have been entitled to receive upon such a termination of employment that occurred immediately prior to the Effective Time under the terms of the applicable Company Benefit Plan or Foreign Benefit Plan, in each case, set forth on Section 4.14 of the Company Disclosure Letter and as in effect immediately prior to the Effective Time.

(c) For purposes of eligibility, vesting, future vacation benefit accrual and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof providing benefits to any Company Employees after the Merger Closing (other than for purposes of vesting of equity or equity-based awards) (the “New Plans”), each Company Employee shall be credited with such Company Employee’s years of service with the Company (including any predecessor), the Subsidiaries of the Company and their respective Affiliates (and any additional service with any predecessor employer) before the Merger Closing, to the same extent and for the same purposes as such Company Employee was entitled, before the Merger Closing, to credit for such service under any similar Company Benefit Plan or Foreign Benefit Plan, except to the extent such credit would result in duplication of compensation or benefits. In addition, and without limiting the generality of the foregoing, for the applicable plan year in which the Merger Closing occurs, Parent shall use commercially reasonable efforts to ensure that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan or Foreign Benefit Plan in which such Company Employee participated immediately before the replacement and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such employee and his or her covered dependents to the extent waived or satisfied under the corresponding Company Benefit Plan in which such employee participated immediately prior to the Merger Closing, and that any eligible expenses paid by such employee and any covered dependents and credited under a group health Company Benefit Plan or group health Foreign Benefit Plan during the portion of the plan year prior to the Effective Time are taken into account under the corresponding New Plan for purposes of satisfying the corresponding deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, for the performance period in which the Effective Time occurs, (i) honor, assume and continue in accordance with their terms the STIC and the Key Executive STIC and (ii) pay any incentive compensation pursuant to the STIC and the Key Executive STIC in accordance with the terms of such plans.

(e) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or in any Company Benefit Plan or Foreign Benefit Plan, for purposes of any Company Benefit Plan or Foreign Benefit Plan containing a definition of “change in control” or “change of control,” the Merger Closing shall be deemed to constitute a “change in control” or “change of control.”

(f) This Section 6.10 shall be binding upon and shall inure solely to the benefit of each of the parties hereto and nothing in this Section 6.10 or any other provision of this Agreement, express or implied (i) shall be construed to establish, amend or modify any Company Benefit Plan, Foreign Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) shall alter or limit the ability of Parent or any of its Affiliates (including, following the Merger Closing, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement, without limiting or altering the terms set forth in this Section 6.10 or

(iii) is intended to or shall confer upon any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries or any other person any right to employment or service or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment or service. Nothing in this Section 6.10 shall create or confer any claims, rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

Section 6.11 Financing.

(a) Prior to the Merger Closing, each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use reasonable best efforts to cause their Representatives to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing at or prior to the Merger Closing and to obtain the proceeds of the Financing on the terms and conditions, taken as a whole (including any “market flex” provisions) described in the Financing Commitments, including executing and delivering all such documents and instruments as may be reasonably required thereunder and:

(i) complying with and maintaining in effect the Debt Financing and the Debt Commitment Letters and negotiating and entering into Financing Agreements with respect thereto (and maintaining in effect and complying with the terms thereof) on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, any “market flex” provisions set forth in the Financing Commitments (including as specified in any Fee Letter provided pursuant to Section 5.7)) no less favorable, taken as a whole, to Parent and Merger Sub than those contained in the Debt Commitment Letters and shall not contain any Prohibited Financing Terms;

(ii) satisfying, or causing their Representatives to satisfy or obtain a waiver of all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements relating thereto (including by consummating the financing pursuant to the terms of the Equity Commitment Letter and by paying any commitment, engagement, ticking or placement or other fees that become due and payable under or with respect to any of the Financing Commitments or Financing Agreements);

(iii) accepting (and complying with) to the fullest extent actually required pursuant to the terms thereunder all “market flex” provisions contemplated by the Debt Commitment Letters and the Financing Agreements;

(iv) obtaining all rating agency approvals necessary to obtain the Financing; and

(v) if all conditions in Section 7.1 and Section 7.2 of this Agreement and to the availability of the Debt Financing under the control of Parent and Merger Sub have been satisfied or waived, consummating the Financing at the time the Merger Closing is required to occur pursuant to the terms and conditions hereof.

(b) Neither Parent nor Merger Sub shall agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Financing Commitment or any Financing Agreements without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount but after giving effect to all other sources of funds then available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Commitment Letters as in effect on the date hereof), from that contemplated by the Financing Commitments delivered as of the date of this Agreement to an amount less than an amount necessary to fund the Required Payment Amount, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing that makes it less likely that the Financing necessary to satisfy the Required Payment Amount would be funded (including by making the conditions to obtaining the Financing less likely to occur) or otherwise prevent or materially delay or impair the ability or likelihood of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (iv) materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments; provided that, notwithstanding anything to the contrary in this Agreement, no consent of the Company shall be required (x) to add lenders, lead arrangers, bookrunners or similar entities that have not executed the Debt Commitment Letters as of the date of this Agreement and to assign or reassign or reallocate commitments or roles to such additional lenders, lead arrangers, bookrunners or similar entities in accordance with the express terms of the Debt Commitment Letters and to grant customary rights in connection therewith or (y) to make any modification to implement the “market flex” provisions contained in any Debt Commitment Letters or Fee Letters expressly referred to therein or any other amendments or modifications expressly contemplated therein as of the date of this Agreement (the foregoing limitations set forth in this clause (c), after giving effect to the provisos set forth in such clause the “Prohibited Financing Terms”). Upon any amendment, supplement or modification of any Debt Commitment Letter, Parent shall deliver a copy thereof to the Company and references herein to “Financing Commitments” and “Debt Commitment Letters” shall include such documents as amended, supplemented or modified in compliance with this Section 6.11(b) and references to “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as amended, supplemented or modified in compliance with this Section 6.11(b) and the financing contemplated by the Financing Agreements entered into in compliance with this Section 6.11(b), as applicable.

(c) In the event that all or any portion of the Debt Financing becomes unavailable or any of the Debt Commitment Letters or the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason (but without limiting the obligations of Parent and Merger Sub in the penultimate sentence of Section 6.11(b)), in each case that would result in the Debt Financing, when taken together with the Equity Financing and any other sources of funds then available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Commitment Letters as in effect on the date hereof, to be below the amount required to satisfy the Required Payment Amount, Parent shall

(i) promptly so notify the Company and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Merger Closing Date), alternative debt financing from the same or alternative sources, on terms no less favorable to Parent and Merger Sub than those contemplated by the terms and conditions in the applicable Debt Commitment Letter or, in Parent’s sole discretion, on other terms other than those in such applicable Debt Commitment Letter, in each case, so long as such other terms do not constitute Prohibited Financing Terms (the “Alternative Financing”) in an amount necessary, when taken together with the Equity Financing and any other sources of funds then available to Parent that are subject to conditions to funding no less favorable to Parent than those set forth in the Commitment Letters as in effect on the date hereof, to satisfy the Required Payment Amount, and shall obtain an amendment to the existing Debt Commitment Letter or a new financing commitment letter (including any associated engagement letter and fee letter expressly referred to therein) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company. Notwithstanding the foregoing, no New Debt Commitment Letter may include any Prohibited Financing Terms. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.11(c), (i) any reference in this Agreement to “Debt Financing” or the “Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Financing Commitments” or “Debt Commitment Letters” (or defined terms that use such phrases) shall be deemed to include the Debt Commitment Letters (and any Fee Letter expressly referred to therein) to the extent not superseded by a New Debt Commitment Letter (or new Fee Letter expressly referred to therein), as the case may be, at the time in question and any New Debt Commitment Letter (and any new Fee Letter expressly referred to therein) to the extent then in effect. Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that could result in the Financing not being available. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the reasonable best efforts of the Parent require or be deemed to construe to require the Parent to (I) seek equity financing from any source other than the counterparty to the Equity Commitment Letter as of the date hereof or (II) pay any fees materially in excess of those contemplated by the applicable Debt Commitment Letter or agree to pricing or other economic terms, taken as a whole, in excess of, or more expensive than, what it is obligated to pay under such Debt Commitment Letter as of the date hereof (whether to secure waiver of any conditions contained therein or otherwise).

(d) Parent shall (i) give the Company prompt written notice of any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party of any of the Financing Commitments or the Financing Agreements of which Parent or Merger Sub becomes aware or any termination thereof, (ii) consult with and keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing), and (iii) following a written request from Company, provide the Company with such information and documentation as shall be reasonably requested by the Company to allow the Company to monitor the progress of such financing activities. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose any information that may jeopardize the attorney-client or other applicable legal privilege or protection of any party or contravene any Laws, contracts or obligations of confidentiality. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of the receipt of any written notice of (x) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) relating to the Financing or (y) any termination or repudiation by any party to any of the Financing Commitments or Financing Agreements, (B) of any dispute or disagreement between or among parties to any of the Financing Commitments or Financing Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Merger Closing and (C) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Financing Commitments or Financing Agreements taking into account amendments, modifications or replacement permitted hereunder (other than Prohibited Financing Terms) or will be unable to obtain Alternative Financing, in each case in an amount necessary to satisfy the Required Payment Amount.

(e) Parent and Merger Sub acknowledge that they shall be fully responsible for obtaining the Equity Financing and each shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing, including taking all actions necessary to (i) maintain in effect the Equity Commitment Letter, (ii) satisfy as of the Merger Closing (or obtain a waiver of) all conditions applicable to Parent and Merger Sub in such Equity Commitment Letter, (iii) consummate the Equity Financing at or prior to the Merger Closing and (iv) fully enforce its rights (including seeking specific performance).

(f) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the obligations of Parent and Merger Sub to consummate the Merger Closing in accordance with the terms and provisions of this Agreement.

Section 6.12 Financing Cooperation.

(a) Subject to the remaining provisions of this Section 6.12, prior to the Merger Closing, the Company shall and shall cause its Subsidiaries and their respective Representatives to, at Parent’s sole expense, reasonably cooperate with Parent in connection with Parent’s arrangement, marketing, syndication, obtainment and consummation of the Debt Financing, which cooperation by the Company shall consist of, at the reasonable request of Parent, (i) using reasonable best efforts to furnish Parent with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent and that is necessary and customary for financings of the type contemplated by the Debt Commitment Letters, including (x) in connection with the preparation of all Offering Documents and similar documents (including to the extent necessary any “public side” versions thereof that do not contain material nonpublic information) and (y) in connection with due diligence investigations by the Financing Sources and their advisors, (ii) using reasonable best efforts to cause members of the senior management team of Company and its Subsidiaries with appropriate expertise to participate, during normal business hours and upon reasonable advance notice and at reasonable and mutually agreed times and locations, in a reasonable number of meetings, presentations, due diligence sessions and sessions with the providers or potential providers of the Debt Financing and with rating agencies in connection with the Debt Financing

(and it being understood that any such meeting may take place via videoconference or web conference at the Company’s option), (iii) using reasonable best efforts to assist Parent with (w) to the extent reasonably requested by Parent in writing, obtaining an amendment, waiver or modification to the Syndicated L/G Facility Agreement, (x) promptly upon reasonable request by Parent, updating the L/C Schedule to the extent any Existing Letters of Credit are issued between the date hereof and the Merger Closing Date, (y) facilitating the cash collateralization, backstop or roll of the Existing Letters of Credit (including the backstop or roll of Existing Letters of Credit to any new Financing Agreement) and any parent guarantees of the Company and its Subsidiaries, the replacement of (or posting of any credit support with respect to) any parent guarantee issued by the Company or any of its Subsidiaries and the provision of any other credit support (or similar, howsoever described) required by the issuers of such Existing Letters of Credit and any third-party beneficiaries of any parent guarantee or other credit support (such credit support described in this clause (y) that Parent reasonably determines is necessary for the benefit of the issuer of any Existing Letters of Credit or beneficiary of any parent guarantee (or similar, howsoever described), the “Required Credit Support”) and (z) taking steps as reasonably requested by Parent in order to coordinate the release on the Merger Closing Date of all liens over the equity interests and properties and assets of the Company and its Subsidiaries securing obligations for indebtedness (other than any Permitted Liens) and related guarantees, (iv) providing other customary information as may be reasonably requested by Parent in connection with Parent’s satisfaction of the conditions precedent set forth in any Debt Commitment Letter, to the extent the satisfaction of such condition requires the cooperation of or is within the control of the Company or its Subsidiaries, (v) providing reasonable and customary assistance to Parent and the Financing Sources in their preparation of the Offering Documents including by offering Parent a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents. in each case as set forth in the Company’s SEC filings, (vi) in the event the Debt Financing includes an offering of debt securities, using reasonable best efforts to request and facilitate its independent auditor to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters and bringdowns thereof that such independent auditors are prepared to deliver, subject to the completion of customary procedures, upon the “pricing” and “closing,” respectively, of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditor with respect to financial information regarding the Company and its Subsidiaries and (B) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times, (vii) using reasonable best efforts to (A) assist Parent and the Financing Sources with obtaining ratings as contemplated by the Debt Financing and (B) execute and deliver any Financing Authorization Letters, (viii) solely to the extent full draft and final copies of such documentation that are available have been provided to the Company and its attorneys, executing and delivering customary evidence of authority, customary officer’s certificates and customary solvency certificates, in each case, solely to the extent related to the Company and its Subsidiaries and solely as reasonably requested in writing by Parent (provided, however, that no officer of the Company or any of its Subsidiaries who is not remaining in such position following the Merger Closing shall be obligated to execute any evidence, certificate or other document contemplated by this Section 6.12(a) in connection with the Debt Financing and no such evidence, certificate or other document shall be effective prior to the Merger Closing) and (ix) using reasonable best efforts to provide customary assistance in the preparation and execution of the definitive documentation in connection with the Debt Financing, including executing and delivering by the Company and its Subsidiaries, effective only upon the Merger Closing, of, or completing any schedules or other customary informational requirements relating to the Company and its Subsidiaries with respect to, any credit agreements, purchase agreements, indentures, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing, hedging agreements reasonably requested by Parent and otherwise facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing. The Company hereby consents to the use of the logos of the Company and each of its Subsidiaries in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or its Subsidiaries or their reputation or goodwill. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee or any expense reimbursement (other than to the extent reimbursable, indemnified or payable by Parent or Merger Sub), (B) incur any actual or potential liability of any kind (or cause their respective Representatives to incur any actual or potential liability of any kind) prior to the Effective Time (other than to the extent reimbursable, indemnified or payable by Parent or Merger Sub), (C) execute or enter into any agreement or commitment in connection with the Debt Financing (or any Alternative Financing) prior to the Effective Time or provide any certification or opinion of the Company or its Representatives, other than any Financing Authorization Letters or other Required Financial Information, (D) take any action that would (I) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (II) cause any representation or warranty in this Agreement to be breached or that would cause or could be reasonably likely to cause any condition set forth in Article VII to not be satisfied, (III) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any actual or potential personal liability, (IV) conflict with the Charter, the By-laws (or similar organizational documents of any of the Subsidiaries of the Company) or any Laws or (V) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, (E) provide access to or disclose information that the Company determines would jeopardize any attorney-client or other privilege of the Company or any of its Subsidiaries, (F) change any fiscal period, (G) file or furnish any reports or information with the SEC in connection with financings of the type contemplated by the Debt Commitment Letters, except, after consultation between Parent and the Company and their Representatives, the furnishing on Current Reports on Form 8-K by the Company of information included in documents with respect to such financing to the extent required in order to satisfy the Company’s Regulation FD disclosure obligations, (H) authorize any corporate action prior to the Effective Time or (I) provide any other Excluded Information. Company shall and shall cause its Subsidiaries to, upon Parent’s prior written request, (x) at least four (4) Business Days prior to the Merger Closing Date, furnish Parent with all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by Parent and (y) at least nine (9) Business Days prior to the Merger Closing Date, furnish Parent with documents or other information relating to the Company or its Subsidiaries required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2011. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take the actions set forth on Section 6.12(a) of the Company Disclosure Letter.

(b) Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including attorneys’ fees) incurred by the Company, its Affiliates and their respective Representatives in connection with any cooperation contemplated by this Section 6.12; provided that the Company and its Affiliates (and not Parent) shall be responsible for any amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the Debt Financing. The Company, its Affiliates and their respective Representatives (collectively, the “6.12 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing reasonable and documented attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by the 6.12 Indemnitees in connection with the arrangement of the Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement or any information utilized in connection therewith or the Company’s cooperation with respect thereto, except in the event such liabilities, losses, damages, claims, costs, expenses (including advancing reasonable and documented attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties arose out of or as a result of the willful misconduct, gross negligence, fraud by the Company or any of its Affiliates, or any material inaccuracy with respect to any financial information delivered by (or on behalf of) the Company and its Affiliates for use in the marketing of the Debt Financing.

(c) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to update the Required Financial Information provided to Parent as may be necessary so that the Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 6.12(a) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Merger Closing Date; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include any Excluded Information or information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company and Parent shall consult with one another regarding the inclusion of any such Acceptable MNPI in the Offering Documents and, to the extent that, following such consultation, any such Acceptable MNPI is included in the Offering Documents, the Company agrees to file a Current Report on Form 8-K that includes, or otherwise publicly disseminate, such Acceptable MNPI that was so included in the Offering Documents in order to “cleanse” such Acceptable MNPI. Parent shall remove all such Identified MNPI that is not such Acceptable MNPI from such Offering Documents and marketing materials upon reasonable request by the Company.

(d) Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied unless (i) the Company materially breaches its obligations under this Section 6.12, (ii) Parent has provided the Company with notice in writing of such breach (with reasonable specificity as to the basis for any such breach) and the Company has failed to cure such breach in a timely manner and (iii) such breach is the proximate cause of the failure of the Debt Financing to be obtained.

Section 6.13 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness or liabilities other than as specifically contemplated by this Agreement.

Section 6.14 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.15 Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Repayment of Indebtedness.

(a) The Company shall, at the direction of Parent, with immediately available funds provided by Parent at the Effective Time, repay in full the applicable payoff amounts set forth in the Payoff Letters (as defined below) (including, to the extent set forth therein, all amounts necessary to cash collateralize any of the Existing Letters of Credit under the applicable Facility, and to pay fees, expenses, costs, commitment fees, penalties and other amounts payable to the applicable Facility Agent or the applicable Facility Lenders under the applicable Facility) and, other than to the extent specified in the Payoff Letters, terminate all commitments, obligations and agreements under the Facilities. Unless the applicable Facility Agent has otherwise waived or modified any notice requirements under the applicable Facility

Agreement, the Company, at the request of Parent made no later than ten (10) Business Days prior to the Merger Closing Date, will provide the advance notice required under each Facility Agreement in connection with the foregoing. The Company shall deliver or cause to be delivered to Parent prior to the Merger Closing Date duly executed payoff letters (or local equivalents) (and deliver drafts thereof at least two (2) Business Days prior to the Merger Closing Date) with respect to any Facility for which Parent has requested repayment and termination of commitments thereunder in accordance with this Section 6.16(a), in form and substance reasonably satisfactory to Parent and the Financing Sources (“Payoff Letters”), which Payoff Letters (or local equivalents) shall state (i) the aggregate amount of the obligations of the Company and its Subsidiaries (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding thereunder as of the Merger Closing (after taking into account any Required Credit Support), (ii) unless otherwise agreed to by Parent, that upon receipt of the payoff amount set forth therein and the Required Credit Support, the applicable instruments evidencing or giving rise to such indebtedness shall be automatically terminated and all Liabilities and obligations thereunder of the Company and its Subsidiaries shall be satisfied, released and discharged (except for (i) the provisions in such instruments that, by their terms, expressly survive such termination and (ii) any Existing Letters of Credit and Required Credit Support contemplated by the applicable Payoff Letter to remain in effect or outstanding following the release of the Liens described in clause (a)(iii) below) and (iii) to the extent applicable, that all Liens securing such Liabilities and obligations thereunder (other than the Required Credit Support) shall be, upon the payment of the applicable payoff amount and Required Credit Support, automatically released and terminated. On or prior to the Merger Closing Date, the Company shall deliver or cause to be delivered to Parent all documents described in such Payoff Letters that are necessary to release or evidence the release of the Liens described in clause (a)(iii) above, including all relevant financing statements, authorizations and other relevant documents to enable Parent, the Company or their respective delegates to make all filings or to take all other appropriate actions in each applicable jurisdiction to release or evidence the release of the Liens described in clause (a)(iii) above.

(b) The Company shall use its reasonable best efforts upon Parent’s written request to: (i) prior to Merger Closing, reasonably assist Parent in (w) preparing one or more notices of redemption for the outstanding aggregate principal amount of one or more series of the Company Notes, which notice of redemption shall be expressly conditioned on the occurrence of the Merger Closing, in order to effect a redemption pursuant to the terms of the Company Indenture, (x) commencing one or more consent solicitations, which solicitation shall be expressly conditioned on the occurrence of the Merger Closing, to amend the Company Indenture to remove the significant negative covenants therefrom with respect to one or more series of the Company Notes then outstanding, (y) preparing an offer to purchase for a Change of Control Offer (as defined in the Company Indenture), which offer shall be expressly conditioned on the occurrence of the Merger Closing, and commencing one or more Change of Control Offers for one or more series of the Company Notes then outstanding, pursuant to the terms of the Company Indenture and (z) providing any other cooperation reasonably requested by Parent that is reasonably necessary to facilitate the assumption, redemption or repayment of the Company Notes (including, if elected by Parent, (A) the satisfaction and discharge of the Company Indenture and/or (B) taking such actions (and using reasonable best efforts to facilitate the trustee in respect of each series of the Company Notes to take such actions) as may be required to make effective provision to secure all of the Company Notes equally and ratably with the Debt Financing, in each case, pursuant to the Company Indenture) effective as of (or at Parent’s election, following) the Effective Time, in each case, other than (A) the payment of funds by the Company or any of its Subsidiaries or Affiliates in connection with this Section 6.16(b), including, any consent fee, redemption price or any Change of Control Payment (as defined in the Company Indenture), entry into one or more supplemental indentures to the Company Indenture or satisfaction and discharge of any Company Notes or Company Indenture, as applicable, and (B) requiring the Company to cause its counsel to deliver any legal opinions in connection with this Section 6.16(b); provided that, in each case, Parent shall provide the Company the opportunity to review and comment on such notices and any other documents in connection with taking the actions described in this Section 6.16(b) reasonably in advance of their delivery, without the Company being required to request such documents from Parent, and, after review and consultation, Parent shall give reasonable and good faith consideration to reflecting any comments raised by the Company. The Company shall not be required to take any action (i) until Parent has provided forms of any notice of redemption, supplemental indenture, offer to purchase for a Change of Control Offer and other related documents or (ii) if the Company determines that such action would reasonably be expected to violate the terms of any Contract to which the Company or any of its Subsidiaries is a party, including the Company Indenture. If at any time prior to the completion of any action contemplated by this Section 6.16(b) any information in such documentation should be discovered by the Company or Parent that should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable series of Company Notes and any other relevant parties.

Section 6.17 NYSE Delisting . Prior to the Merger Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable Laws and rules and regulations of the NYSE, to facilitate the commencement of the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.18 Transaction Litigation . Prior to the Effective Time, the Company will provide Parent, and Parent will provide the Company, with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) of which such party becomes aware, and keep the other party reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity (at Parent’s expense) to participate in (but not control) the defense and settlement of any Transaction Litigation against the Company, its Subsidiaries or its or their respective officers or directors, and Parent shall give the Company the opportunity (at the Company’s expense) to participate in (but not control) the defense and settlement of any Transaction Litigation against Parent, its Subsidiaries or its or their respective officers or directors, in each case in accordance with the terms of a mutually agreed joint defense agreement. For purposes of this Section 6.18, “participate” means that the applicable party

(i) shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation (to the extent that such disclosure would not result in a waiver of the attorney-client privilege between such party and its counsel (provided, that the applicable party has reasonably cooperated with other party and used commercially reasonable efforts to permit disclosure of such information in a manner that would not result in a waiver of such attorney-client privilege)) and (ii) may offer comments or suggestions with respect to such litigation (which comments and suggestions shall be considered in good faith by the receiving party). The Company and its Subsidiaries shall not enter into any settlement agreement in respect of any Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 6.19 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Chapter 42 or 43 of the IBCL (collectively, “Anti-Takeover Laws”), is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub, the Company and the members of their respective boards of directors (or other equivalent governing body) shall, to the fullest extent practicable and permitted under applicable Law, grant such approvals and take such actions (to the extent within the applicable party’s control) as are necessary so that such transactions may be consummated on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Anti-Takeover Laws on such transactions.

Section 6.20 CFIUS Approval.

(a) Each of the parties hereto shall cooperate in good faith and use their reasonable best efforts to (i) as promptly as practicable following the date hereof (but in any event, no later than ten (10) Business Days after the date of this Agreement) prepare and file a draft of a joint voluntary notice of the transactions contemplated hereby in accordance with the DPA; as promptly as practicable provide CFIUS with any additional or supplemental information requested by CFIUS with respect to such draft joint voluntary notice; and, as promptly as practicable following the receipt of confirmation that CFIUS has no further comment on the draft of the joint voluntary notice of the transactions contemplated hereby, shall submit to CFIUS a formal joint voluntary notice in accordance with the DPA (the “CFIUS Notice”) and (ii) after submitting the CFIUS Notice, as promptly as practicable respond (and cause its respective Affiliates to respond) to any request for additional information, documents, or other materials from CFIUS no later than the time frame set forth in the DPA or within a longer time frame approved by CFIUS in writing; provided that any party hereto, after consultation with each such other party, may request in good faith an extension of time pursuant to 31 C.F.R. § 800.403(a)(3) to respond to CFIUS requests for follow-up information; provided that under no circumstance may a party request any extension that would reasonably be expected to cause CFIUS to reject the CFIUS Notice.

(b) Without limiting any of the foregoing, each party hereto shall (and shall cause its respective Affiliates to), use its reasonable best efforts subject to the terms and conditions of this Agreement to obtain CFIUS Approval as promptly as practicable after the date hereof. Such reasonable best efforts shall include promptly after the date hereof (1) participating (or directing its Representatives to participate) in any informal pre-filing discussions with representatives of CFIUS, (2) drafting, coordinating, and submitting the draft joint voluntary notice to CFIUS, (3) coordinating the incorporation into the CFIUS Notice of any CFIUS comments on the draft notice, (4) drafting, coordinating, and submitting the CFIUS Notice, including by allowing each such other party hereto to have an opportunity to review in advance and comment on drafts of filings and submissions, subject to redactions of information reasonably determined by such other party hereto to be confidential, (5) informing each such other party hereto of any communication received by such party from, or given by such party to, CFIUS, by promptly providing copies to the other of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi), any communications that are otherwise requested by CFIUS to remain confidential from each such other party hereto or information reasonably determined by such other party hereto to be confidential, (6) permitting each other to review in advance any written or oral communication that any party hereto gives to CFIUS, except for any communications that are requested by CFIUS to remain confidential from each such other party hereto or information reasonably determined by such party hereto to be confidential, and reasonably consulting with each other party hereto in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving each other party hereto the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, (7) preparing for and attending any meetings with CFIUS and (8) taking any other reasonably requested action in furtherance of CFIUS Approval.

(c) With respect to Parent, such reasonable best efforts shall also include promptly taking (and promptly causing its respective Affiliates to take) any and all steps necessary to mitigate national security concerns as may be required by CFIUS in connection with the CFIUS Approval. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies the parties hereto in writing that CFIUS has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated hereby (a “CFIUS Turndown”), the Company or Parent may, in its discretion, request a withdrawal of the CFIUS Notice filed with CFIUS in connection with the CFIUS Approval, none of the parties hereto shall have any further obligation to seek CFIUS Approval and this Agreement may be terminated in accordance with Section 8.1(b)(iv). For the avoidance of doubt, Parent shall be responsible for the payment of any filing fee required to be paid in connection with seeking the CFIUS Approval.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing Date of the following conditions:

(a) the Requisite Shareholder Approval shall have been obtained;

(b) any applicable waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act and the Antitrust Laws listed on Section 7.1(b) of the Company Disclosure Letter shall have expired or early termination thereof shall have been granted;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger; and

(d) the CFIUS Approval shall have been obtained and be in full force and effect.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing Date of the following further conditions:

(a) each of the representations and warranties of the Company set forth in (i) Section 4.2(a) and Section 4.2(b) (solely to the extent applicable to the Company) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Merger Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the first sentence of Section 4.1 (solely with respect to the Company), Section 4.3 and Section 4.23, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) Section 4.10(a) shall be true and correct in all respects as of the date of this Agreement and (iv) Article IV hereof (other than the first sentence of Section 4.1 (solely with respect to the Company), Section 4.2(a), Section 4.2(b) (solely to the extent applicable to the Company), Section 4.3, Section 4.10(a) and Section 4.23), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and as of the Merger Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iv) for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

(c) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(d) the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company. In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing Date of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c) Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Shareholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on the nine (9)-month anniversary of the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to either party if its (and in the case of Parent, including Merger Sub’s) action or failure to act constitutes a breach or violation of any of its (and in the case of Parent, including Merger Sub’s) covenants or agreements hereunder and such breach or violation has been the primary cause of the failure of the Merger Closing to occur by the Termination Date; or

(ii) any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to either party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its covenants or agreements hereunder; or

(iii) the Requisite Shareholder Approval shall not have been obtained at a duly held Shareholders’ Meeting or at any adjournment or postponement thereof; or

(iv) a CFIUS Turndown has occurred; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall not be available to either party if the CFIUS Turndown was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its covenants or agreements hereunder; or

(c) by the Company if:

(i) Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by Parent or Merger Sub on or before the earlier of (I) the Termination Date and (II) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) at any time before the Requisite Shareholder Approval is obtained, the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to compliance with the terms and conditions of, Section 6.6(d), so long as concurrently with such termination, the Company (x) enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (y) pays, or causes to be paid, to Parent the Termination Fee in accordance with Section 8.3(a)(ii); or

(iii) (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived on the date the Merger Closing should have occurred pursuant to Section 2.2 (other than those conditions that by their terms are to be satisfied at the Merger Closing and which were, as of such date, capable of being satisfied), (B) Parent or Merger Sub has failed to consummate the Merger by the time the Merger Closing is required to have occurred pursuant to Section 2.2, (C) following such failure by Parent or Merger Sub to consummate the Merger in accordance with Section 2.2, the Company has given irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Merger Closing on the date irrevocable written notice is delivered and through the end of the next three (3) Business

Days following receipt of such irrevocable written notice described in this clause (C) and (D) Parent does not effect the Merger Closing within three (3) Business Days following receipt of such irrevocable written notice described in the foregoing clause (C) (or, if the Termination Date would occur prior thereto, by the Termination Date); or

(d) by Parent if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (I) the Termination Date and (II) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii) the Company Board shall have made a Change in Recommendation; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(ii) from and after the receipt of the Requisite Shareholder Approval.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2, this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided that, notwithstanding the foregoing, in the event of actual fraud or an Intentional Breach of this Agreement by the Company prior to such termination in accordance with Section 8.1, the Company shall be fully liable for any and all damages, costs, expenses, liabilities or other losses of any kind, in each case, incurred or suffered by Parent (collectively, “Damages”) as a result of such actual fraud or Intentional Breach; provided, further, that the Confidentiality Agreement, the Clean Team Agreement, the Guaranty, and the provisions of Section 6.5 (with respect to (a) expenses incurred pursuant to the expense reimbursement provisions of such section but only with respect to such expenses incurred prior to the date on which this Agreement is terminated pursuant to Section 8.1 and (b) the second to the last sentence of such section), Section 6.12(b), Article I, Article VIII and Article IX (other than Section 9.9 with respect to the ability of the Company to obtain an injunction, specific performance or other equitable relief to cause Parent and Merger Sub to cause, or for the Company to directly cause, the Equity Financing to be funded and the Merger Closing to occur) shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3 Termination Fees.

(a) If, but only if, this Agreement is terminated by:

(i) (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i) on the basis of a breach of a covenant or agreement contained in this Agreement and (y) after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(d)(i) or prior to the Shareholders’ Meeting, in the case of termination pursuant to Section 8.1(b)(iii), the Company (A) receives or has received an Acquisition Proposal from a Third Party, which Acquisition Proposal is publicly disclosed (in the case of a termination pursuant to Section 8.1(b)(iii)) or is publicly disclosed or provided to the Company Board (in the case of a termination pursuant to Section 8.1(b)(i) or Section 8.1(d)(i)) and not, in each case, withdrawn prior to the occurrence of the event giving rise to such termination (publicly, if publicly disclosed), and (B) within twelve (12) months of such termination of this Agreement, the Company enters into a definitive agreement with respect to any Acquisition Proposal (which is subsequently consummated) or consummates any Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent an amount equal to $69,000,000 (the “Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following the date of the consummation of such Acquisition Proposal (provided, however, that for purposes of this Section 8.3(a)(i)(B), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee concurrently with such termination; or

(iii) Parent pursuant to Section 8.1(d)(ii) or the Company pursuant to Section 8.1(b)(iii) and at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee not later than the second (2nd) Business Day following such termination.

(b) In the event that the Company shall terminate this Agreement in accordance with Section 8.1(c)(i) or Section 8.1(c)(iii), then, in each case, Parent shall pay, or cause to be paid, to the Company an amount equal to $138,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(d) Certain Limitations.

(i) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 8.3(b) shall constitute the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including any fraud, willful breach or Intentional Breach), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of fraud, a willful breach or Intentional Breach) or obtain any equitable relief from any Parent Related Parties, except that (x) Parent (and the Guarantor pursuant to the terms and conditions of the Guaranty) shall also be obligated with respect to (A) Section 8.3(e) and (B) any of its expense reimbursement and indemnification obligations contained in Section 6.5 or Section 6.12(b), which in the aggregate with the Reverse Termination Fee shall not exceed the Cap (as defined in the Guaranty) and (y) LSF Investments, LLC shall remain obligated with respect to the Confidentiality Agreement and the Clean Team Agreement. Without limiting the right of the Company to seek specific performance in accordance with Section 9.9 or to bring an action under the Confidentiality Agreement or the Clean Team Agreement (whether for specific performance, damages or otherwise), the maximum aggregate liability of Parent, Merger Sub and the Guarantor to the Company for any loss suffered as a result of any breach of this Agreement, the Guaranty or the Financing Commitments (including any fraud, willful breach or Intentional Breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Reverse Termination Fee (if due and payable pursuant to Section 8.3(b)) plus the Collection Costs (to the extent due and payable pursuant to Section 8.3(e)) and any amounts due in respect of the expense reimbursement and indemnification obligations contained in Section 6.5 or Section 6.12(b), if any, which in the aggregate shall not exceed the Cap (as defined in the Guaranty), and in no event shall the Company seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount. In furtherance of the foregoing, it is agreed and understood, in no event shall (I) the Company or any other Company Related Party be permitted or entitled to receive both (x) a grant of specific performance or other equitable remedies in accordance with the terms and conditions set forth in Section 9.9 that results in the Merger Closing being consummated and (y) the payment of the Reverse Termination Fee (and the Collection Costs, as applicable), and (II) Parent be required to pay, or cause to be paid, (x) any money damages (including consequential, indirect or punitive damages, or damages on account of fraud, a willful breach or Intentional Breach) other than the Reverse Termination Fee (if due and payable pursuant to Section 8.3(b)) plus the Collection Costs

(to the extent due and payable pursuant to Section 8.3(e)) and any amounts due in respect of the expense reimbursement and indemnification obligations contained in Section 6.5 or Section 6.12(b), which in the aggregate shall not exceed the Cap (as defined in the Guaranty), or (y) the Reverse Termination Fee or Collection Costs on more than one occasion. The Company hereby irrevocably waives its right to any amounts due and owing under this Section 8.3 in excess of the Cap (as defined in the Guaranty), and none of Parent or the Guarantor shall have any payment obligations in respect of the Reverse Termination Fee, the Collection Costs and any amounts due in respect of the expense reimbursement and indemnification obligations contained in Section 6.5 or Section 6.12(b) in excess of the Cap (as defined in the Guaranty).

(ii) Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, Parent’s right to receive payment of the Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including any fraud, willful breach or Intentional Breach), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, neither Parent nor Merger Sub shall seek to recover any money damages (including consequential, indirect or punitive damages, or damages on account of fraud, a willful breach or Intentional Breach) or obtain any equitable relief from any Company Related Parties, except (x) that the Company shall also be obligated with respect to (A) Section 8.3(e) and (B) the Confidentiality Agreement and the Clean Team Agreement and (y) to the extent any termination of this Agreement resulted, directly or indirectly, from actual fraud or an Intentional Breach of this Agreement by the Company, in which case Parent shall be entitled to both the payment of the Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, in respect of such actual fraud or Intentional Breach.

(e) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but except as set forth in Section 8.3(d)(i) or Section 8.3(d)(ii), as applicable, is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit (such foregoing amounts, “Collection Costs”; provided that in no event shall the Collection Costs exceed $10,000,000).

Section 8.4 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Shareholder Approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, the Company, on the one hand, and Parent or Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of, in the case of the Company, Parent or Merger Sub, or, in the case of Parent or Merger Sub, the Company, (b) waive any inaccuracy in the representations and warranties of, in the case of the Company, Parent or Merger Sub, or, in the case of Parent or Merger Sub, the Company, contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6 Expenses. Except as expressly set forth herein (including Section 6.5, Section 6.12(b), Section 8.2 and Section 8.3) and with respect to the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Parent, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated; provided that Parent shall pay all filing fees in connection with the filings, notifications and report forms under any Antitrust Law in connection with the transactions contemplated by this Agreement, including the Merger (provided, that, for the avoidance of doubt, each of the Company and Parent shall bear its own legal fees incurred in connection with such filings).

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time, including those contained in Article III, Section 6.7, Section 6.10 or Section 6.12(b).

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient and shall be deemed to have been duly given or made (a) when personally delivered, (b) on the date sent by email (if between 9:00 a.m. and 6:00 p.m. New York City time on a Business Day, or, if after 6:00 p.m. New York City Time on a Business Day or if not on a Business Day, the next Business Day) (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified in accordance with this Section 9.2):

if to Parent or Merger Sub:

LSF12 Helix Parent, LLC

6688 North Central Expressway

Suite 1600

Dallas, Texas 75206

Attention:	Chip Cammerer
Roman Batichev
Seth Gardner
Michael Roth
Maureen Harrell
Email:	ccammerer@lonestarfunds.com
rbatichev@hudson-advisors.com
sgardner@hudson-advisors.com
mroth@hudson-advisors.com
mharrell@hudson-advisors.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Phone:	(212) 446-4800
Attention:	Douglas Ryder, P.C.
David M. Klein, P.C.
Email:	douglas.ryder@kirkland.com
dklein@kirkland.com

and

Kirkland & Ellis LLP

4550 Travis Street

Dallas, TX 75205

Phone:	(214) 972-1770
Attention:	Jack Shirley
Email:	jack.shirley@kirkland.com

if to the Company:

Hillenbrand, Inc.

One Batesville Blvd.

Batesville, IN 47006

Phone:	(812) 931-5395
Attention:	Nicholas R. Farrell
Email:	Nick.Farrell@hillenbrand.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

320 South Canal Street

Chicago, Illinois 60606

Phone:	(312) 407-0700
Attention:	Richard C. Witzel, Jr.
David R. Clark
Rachel E. Cohn
Email:	Richard.Witzel@skadden.com
David.Clark@skadden.com
Rachel.Cohn@skadden.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.3 Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Disclosure of any fact, circumstance or information in any Section of Article IV or Article V of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be disclosure of such fact, circumstance or information with respect to all other Sections of Article IV or Article V of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, to the extent that the relevance of such disclosure is reasonably apparent. The inclusion of any item in Article IV or Article V of the Company Disclosure Letter or Parent

Disclosure Letter, as applicable, shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits and Schedules, and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, supplemented or modified, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date. References to a Person are also to its successors and permitted assigns. The words “made available to Parent,” “provided to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives by 12:00 p.m., New York City time, on the date of this Agreement. The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The phrase “the date of this Agreement” and terms or phrases of similar import shall be deemed to refer to October 14, 2025, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to “$” or “dollars” in this Agreement shall mean United States dollars. Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 9.4 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns. Notwithstanding the foregoing, without relieving Parent of any of its obligations under this Agreement, Parent may assign, in whole or in part, this Agreement (i) to an Affiliate of Parent (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing), (ii) following the Merger Closing, to a third party, or (iii) on or after the Effective Time, to any Financing Sources as collateral security for the obligations of Parent or its Affiliates to such Financing Sources; provided that in the event Parent or Merger Sub assigns this Agreement pursuant to this Section 9.5, the Financing Commitments shall be modified as applicable to reflect such assignment (it being understood that any such assignment shall be null and void until such modifications are so made).

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Clean Team Agreement, the Guaranty, the Company Disclosure Letter, the Parent Disclosure Letter and the Equity Commitment Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any termination of this Agreement in accordance with its terms.

Section 9.7 No Third-Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for (a) from and after the Effective Time, the rights of the Company’s shareholders to receive the Merger Consideration at the Effective Time, (b) from and after the Effective Time, the right of holders of Company Options to receive the Option Payment at the Effective Time, (c) from and after the Effective Time, the right of the holders of Company Restricted Stock Units to receive the Restricted Award Payments at the Effective Time, (d) from and after the Effective Time, the right of the holders of Company Performance-Based Restricted Stock Units to receive the Performance Unit Payments at the Effective Time, (e) the provisions of Section 6.7 (which shall be enforceable by the Indemnitees), (f) the provisions of Section 6.12(b) (which shall be enforceable by the 6.12 Indemnitees), (g) with respect to the Financing Sources, the provisions of Section 6.12(a), Section 8.3(d)(i), Section 8.4, Section 9.5, Section 9.8(c), Section 9.10(c), Section 9.13, Section 9.14, Section 9.15 and this Section 9.7 and (h) the provisions of Section 9.14 (which shall be enforceable by the Parent Related Parties and the Company Related Parties). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement represent an allocation among the parties hereto of risks associated with particular matters. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Governing Law. This Agreement and all Proceedings (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except, notwithstanding the foregoing, (a) matters relating to the fiduciary duties of the Company Board shall be governed by, and construed in accordance with, the Laws of the State of Indiana, (b) to the extent the provisions of the IBCL are mandatorily applicable to the Merger and (c) subject in all respects to the provisions of any other agreement (including the Debt Commitment Letters or any definitive agreement relating to the Debt Financing) between any Financing Source and any party hereto, all matters relating to any action or claim against any Financing Source, and all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Source in anyway relating to the Debt Commitment Letters or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York.

Section 9.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, subject to Section 8.2, the parties hereto (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.7) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement shall not be required to prove actual harm or provide any bond or other security in connection with any such order, injunction or other relief. Notwithstanding the foregoing, it is explicitly agreed that the Company shall be entitled to obtain an injunction, specific performance or other equitable relief, prior to the valid termination of this Agreement in accordance with Article VIII, to cause Parent and Merger Sub to cause, or for the Company to directly cause, the Equity Financing to be funded and the Merger Closing to occur (it being understood that the Company’s rights pursuant to this Section 9.9, other than as expressly specified in this sentence, shall not be so conditioned or otherwise limited): if, and only if, each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing and each of which would then be capable of being satisfied); (ii) the Debt Financing has been funded or will be funded at the Merger Closing, as applicable, if the Equity Financing were funded at the Merger Closing, as applicable (for purposes of this clause (ii), if any amounts committed under any Debt Commitment Letters have been funded into escrow, such amounts will not be considered funded until released from escrow so long as such release is subject to conditions no more onerous that those set forth in such Debt Commitment Letter); (iii) Parent or Merger Sub has failed to consummate the Merger by the time the Merger Closing is required to have occurred pursuant to Section 2.2; and (iv) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions set forth in Section 7.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing and each of which would then be capable of being satisfied) and (B) if specific performance is granted and the Financing is funded, then the Company stands ready, willing and able to consummate the Merger Closing. The election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from subsequently seeking to terminate this Agreement and seeking to collect the Reverse Termination Fee pursuant to Section 8.3(b); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the transactions contemplated hereby pursuant to this Section 9.9 that results in the consummation of the Merger Closing, on the one hand, and the payment of the Reverse Termination Fee, on the other hand. The parties acknowledge and agree that in the event the Company validly terminates this Agreement pursuant to Section 8.1, then, except in respect of the rights of the Company that expressly survive such termination pursuant to Section 8.2, the Company shall not thereafter have the right to an injunction, specific performance or other equitable relief under this Agreement, including pursuant to this Section 9.9.

Section 9.10 Consent to Jurisdiction.

(a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding anything to the contrary in this Agreement, each party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any state or Federal court sitting in the county of New York.

Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12 Certificates. In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent, Merger Sub and the Company are acting in their corporate capacities and are not assuming personal liability in connection therewith.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY KNOWINGLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.14 Non-Recourse. This Agreement may only be enforced against, and any Proceeding that may be based upon or under, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the entities that are expressly identified as parties hereto; provided that the foregoing shall not be deemed to limit any enforcement against, or any Proceeding against, any Person that is expressly identified as a party to the Confidentiality Agreement, the Clean Team Agreement, the Guaranty or the Equity Commitment Letter, in each case, pursuant to and in accordance with the terms thereof. No Parent Related Party or Company Related Party (other than Parent, Merger Sub and the Company to the extent set forth in this Agreement and any other Person that is expressly identified as a party to the Confidentiality Agreement, the Clean Team Agreement, the Guaranty or the Equity Commitment Letter, to the extent set forth in such agreement or document) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Proceeding (whether at law, in equity, in tort, in contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Nothing in Section 8.3, this Section 9.14 or Section 9.15 or any other provision of this Agreement shall (i) limit the liability or obligations of the Financing Sources to Parent and its Affiliates (and its or their permitted successors and assigns, including the Company as the Surviving Corporation and its Subsidiaries, after giving effect to the Merger) under the Debt Commitment Letters or the definitive agreements related thereto or (ii) operate as a waiver by Parent or any of its Affiliates (or its or their permitted successors or assigns, including the Company as the Surviving Corporation or any of its Subsidiaries, after giving effect to the Merger) of any claims, causes of action, obligations or losses arising thereunder or related thereto.

Section 9.15 Financing Sources. Notwithstanding anything to the contrary in this Agreement, the Company, on behalf of itself and its Subsidiaries, and its controlled Affiliates, hereby (a) agrees that any Proceeding, whether at law, in equity, in tort, in contract or otherwise, involving the Financing Sources, relating to, arising out of or resulting from this Agreement, the Debt Financing or any of the definitive agreements (including the Debt Commitment Letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such

Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letters or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support any Proceeding of any kind or description, whether at law, in equity, in tort, in contract or otherwise, against any Financing Sources in any way relating to, arising out of or resulting from this Agreement, the Debt Financing or any of the definitive agreements (including the Debt Commitment Letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company in any such Proceeding shall be effective if notice is given in accordance with Section 9.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, (i) trial by jury in any such Proceeding brought against the Financing Sources and (ii) any rights or claims against the Financing Sources, in each case, in any way relating to, arising out of or resulting from this Agreement, the Debt Financing or any of the definitive agreements (including the Debt Commitment Letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company, the Company Related Parties and their respective Affiliates and Representatives relating to, arising out of or resulting from this Agreement, the Debt Financing or any of the definitive agreements (including the Debt Commitment Letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law, in equity, in tort, in contract or otherwise and (h) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of Section 8.3(d)(i), Section 9.5, Section 9.8(c), Section 9.10(c), Section 9.13, Section 9.14 and this Section 9.15 (in each case, to the extent such provisions are contemplated to be for the benefit of the Financing Sources), and that such provisions and the definition of “Financing Sources” (and any other provision of this Agreement to the extent a modification thereof would modify the substance of any of the foregoing provisions), shall not be amended, waived or terminated in any way that is adverse to the Financing Sources or their Representatives without the prior written consent of the Financing Sources party to the Debt Commitment Letters. Notwithstanding the foregoing, nothing in this Section 9.15 shall in any way limit the obligations of any Financing Source to Parent or any Parent Related Party (including the Company as the Surviving Corporation and its Subsidiaries, after giving effect to the Merger) pursuant to the Debt Commitment Letters or any of the other definitive agreements entered into with respect to the Debt Financing in accordance with the terms thereof.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LSF12 HELIX PARENT, LLC

By:	/s/ Clay Sampson
Name: Clay Sampson
Title: President

[Signature Page to Merger Agreement]

LSF12 HELIX MERGER SUB, INC.

By:	/s/ Clay Sampson
Name: Clay Sampson
Title: President

[Signature Page to Merger Agreement]

HILLENBRAND, INC.

By:	/s/ Kimberly K. Ryan
Name: Kimberly K. Ryan
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

The following list identifies contents of schedules and similar attachments omitted pursuant to Instruction 4 to Item 1.01 of Form 8-K or Item 601(a)(5) of Regulation S-K, as applicable, from the copy of the Agreement and Plan of Merger, dated as of October 14, 2025, by and among LSF12 Helix Parent, LLC, LSF12 Helix Merger Sub, Inc. and Hillenbrand, Inc. (the “Agreement”) contained in this Exhibit 2.1 (capitalized terms in this list have the respective meanings ascribed to them in the Agreement):

Company Disclosure Letter

Section 1.1(a)	Knowledge
Section 1.1(c)	Existing Letters of Credit
Section 4.2	Capitalization; Subsidiaries
Section 4.4	No Conflict; Required Filings and Consents
Section 4.6	Compliance with Laws
Section 4.9	Disclosure Controls and Procedures
Section 4.10	Absence of Certain Changes or Events
Section 4.11	No Undisclosed Liabilities
Section 4.12	Absence of Litigation
Section 4.13	Environmental Matters
Section 4.14	Employee Benefit Plans
Section 4.15	Intellectual Property
Section 4.16	Taxes
Section 4.17	Material Contracts
Section 4.18	Real and Personal Property
Section 4.19	Labor Matters
Section 6.1	Conduct of Business by the Company Pending the Merger
Section 6.5	Representatives
Section 6.12(a)	Milacron Transfer
Section 7.1(b)	Regulatory Clearance

Parent Disclosure Letter

Section 1.1(a)	Knowledge
Section 5.3(b)	No Conflict; Required Filings and Consents
Section 5.7(f)	Financing